Exhibit 2.2

UNIT PURCHASE AGREEMENT
dated as of December 1, 2025 by and among
PROG BEACH, LLC, P-SQUARED, LLC,
PURCHASING POWER PARENT, LLC,
and
solely for purposes of Section 10.20, PROG HOLDINGS, INC.

TABLE OF CONTENTS
Article I Purchase and Sale of Units    1
Section 1.1    Purchase and Sale of Units    1
Section 1.2    Closing    1
Section 1.3    Closing Deliveries and Payments    2
Article II Purchase Price; Post-Closing Adjustment    3
Section 2.1    Purchase Price    3
Section 2.2    Final Closing Balance Sheet Calculation    3
Section 2.3    Post-Closing Adjustment Payment    5
Section 2.4    Withholding    5
Article III Representations and Warranties of the Company    6
Section 3.1    Organization, Standing and Organizational Power    6
Section 3.2    Authority; Noncontravention    6
Section 3.3    Governmental Approvals    7
Section 3.4    Subsidiaries    7
Section 3.5    Capitalization    7
Section 3.6    Financial Statements; Undisclosed Liabilities    8
Section 3.7    Absence of Certain Changes    9
Section 3.8    Legal Proceedings    11
Section 3.9    Compliance With Laws; Permits    11
Section 3.10    Tax Matters    13
Section 3.11    Employee Benefits Matters    15
Section 3.12    Environmental Matters    16
Section 3.13    Intellectual Property    17
Section 3.14    Cybersecurity and Data Privacy    18
Section 3.15    Property    20
Section 3.16    Contracts    20
Section 3.17    Brokers and Other Advisors    22
Section 3.18    Employees    23
Section 3.19    Insurance    24
Section 3.20    Affiliate Transactions    24
Section 3.21    Underwriting and Decisioning    24
Article IV Representations and Warranties of the Seller    24
Section 4.1    Organization and Standing    25
Section 4.2    Authority; Noncontravention    25
Section 4.3    Ownership of Purchased Units    25
Section 4.4    Governmental Approvals    25
Section 4.5    Brokers and Other Advisors    26
Section 4.6    Legal Proceedings    26
TABLE OF CONTENTS (CONT'D)

Page
Article V Representations and Warranties of the Purchaser    26
Section 5.1    Organization and Standing; Parent    26
Section 5.2    Authority; Noncontravention    26
Section 5.3    Governmental Approvals    27
Section 5.4    Brokers and Other Advisors    27
Section 5.5    Sufficient Funds    27
Section 5.6    Legal Proceedings    27
Section 5.7    Investment Representation    28
Section 5.8    Solvency    28
Article VI Covenants    28
Section 6.1    Conduct of Business    28
Section 6.2    Exclusivity    32
Section 6.3    Reasonable Best Efforts    32
Section 6.4    Public Announcements    33
Section 6.5    Access to Information; Contact with Employees, Customers and
Suppliers    34
Section 6.6    Access to Books and Records    35
Section 6.7    Indemnification and Insurance; Releases    35
Section 6.8    No Control of Other Party’s Business    38
Section 6.9    Employee Matters    38
Section 6.10    Section 280G    39
Section 6.11    Purchaser Insurance Policy    40
Section 6.12    Payoff Letters and Transaction Expense Invoices    40
Section 6.13    Change of Name of the Seller    41
Section 6.14    Waiver and Release    41
Section 6.15    Termination of Certain Agreements    41
Article VII Conditions Precedent    42
Section 7.1    Conditions to Each Party’s Obligation    42
Section 7.2    Conditions to Obligations of the Purchaser    42
Section 7.3    Conditions to Obligations of the Seller and the Company    43
Section 7.4    Frustration of Closing Conditions    43
Article VIII Termination    44
Section 8.1    Termination    44
Section 8.2    Effect of Termination    45
Article IX Certain Tax Matters    45
Section 9.1    Intended Tax Treatment    45
Section 9.2    Tax Year; Straddle Periods    45
Section 9.3    Tax Returns    46
Section 9.4    Straddle Allocation    47
Section 9.5    Post-Closing Tax Actions    47
Section 9.6    Transfer Taxes    48
Section 9.7    Cooperation    48

TABLE OF CONTENTS (CONT'D)
Page
Section 9.8    Intermediate Transaction Tax Shelter    48
Section 9.9    Purchase Price Allocation    48
Section 9.10    Tax Contests    49
Section 9.11    No Section 338 or Section 336 Election    50
Article X Miscellaneous    50
Section 10.1    No Survival of Representations and Warranties and Certain Covenants    50
Section 10.2    Acknowledgement by the Purchaser    51
Section 10.3    Certain Consents    52
Section 10.4    Fees and Expenses    52
Section 10.5    Amendment or Supplement    52
Section 10.6    Waiver    52
Section 10.7    Assignment    53
Section 10.8    Counterparts    53
Section 10.9    Entire Agreement; Third Party Beneficiaries    53
Section 10.10 Governing Law; Jurisdiction    53
Section 10.11 Specific Enforcement    54
Section 10.12 WAIVER OF JURY TRIAL    55
Section 10.13 Notices    55
Section 10.14 Severability    57
Section 10.15 Definitions    57
Section 10.16 Interpretation    72
Section 10.17 No Recourse    73
Section 10.18 Provision Respecting Legal Representation    74
Section 10.19 Delivery by Electronic Transmission    75
Section 10.20 Parent Guarantee    75

EXHIBITS
Exhibit A – Form of Unit Assignment
Exhibit B – Rules of Engagement for Valuation Firm Exhibit C – Form of Escrow Agreement
Exhibit D – Allocation Methodology and Statement

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT, dated as of December 1, 2025 (this “Agreement”), is entered into by and among PROG Beach, LLC, a Delaware limited liability company (the “Purchaser”), P-Squared, LLC, a Delaware limited liability company (the “Company”), and Purchasing Power Parent, LLC, a Delaware limited liability company (the “Seller”), and, solely for purposes of Section 10.20, PROG Holdings, Inc., a Georgia corporation (“Parent”). Certain defined terms used herein have the meanings set forth in Section 10.15.
W I T N E S S E T H
WHEREAS, as of the date hereof, the Seller owns all of the issued and outstanding Units (as defined in the Company LLC Agreement) of the Company (the “Company Units”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Company Units as of the Closing (the “Purchased Units”) for the consideration described herein; and
WHEREAS, concurrently herewith, Purchaser, Flexpoint Fund II, L.P., a Delaware limited partnership, and Flexpoint Fund III, L.P., a Delaware limited partnership, are entering into a Confidentiality and Non-Solicitation Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser, the Company and the Seller (each a “Party” and, collectively, the “Parties”) hereby agree as follows:
ARTICLE I PURCHASE AND SALE OF UNITS
Section 1.1    Purchase and Sale of Units. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase and acquire, and the Seller shall sell, assign, transfer and convey to the Purchaser, the Purchased Units. As consideration for the Purchased Units, upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Purchaser shall pay the Seller, in the manner described herein, the Closing Purchase Price and make the other payments to be made by it pursuant to Section 1.3.
Section 1.2    Closing. The closing of the transactions contemplated by Section
1.1(the “Closing”) shall take place at 10:00 a.m. (local time in Chicago, Illinois) by electronic exchange of Closing documents on the date that is two (2) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) by the Party entitled to the benefit of such conditions at the Closing of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Party entitled to the benefit of such conditions at the Closing of those conditions), or on or at such other date, time or place as is agreed to in writing by the Purchaser and the Seller; provided that in no event will the

Closing occur prior to January 2, 2026. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 1.3    Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:
◦Payment of Closing Purchase Price. The Purchaser shall pay or cause to be paid to the Seller, or as directed by the Seller, an amount equal to the Closing Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser at least two (2) Business Days prior to the Closing Date.
◦Transfer Documents. The Seller shall deliver, or cause to be delivered, to the Purchaser a duly executed unit assignment with respect to the Purchased Units in substantially the form attached hereto as Exhibit A.
◦Transaction Expenses Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Company and its Subsidiaries, as applicable, all Estimated Transaction Expenses in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified therein or by such other method of payment as may be specified therein; provided that any Transaction Expenses which are compensatory payments to employees of the Company or its Subsidiaries shall be paid to the Company or its Subsidiaries, as applicable, for prompt distribution by the Company or its Subsidiaries to such employee through the payroll processing system of the Company or its Subsidiaries.
◦Indebtedness Payment. The Purchaser shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, as applicable, the Indebtedness of the Company or its Subsidiaries of the type set forth on Section 1.3(d) of the Disclosure Schedule (the “Payoff Indebtedness”) included in the Estimated Indebtedness Amount in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified therein or by such other method of payment as may be specified therein.
◦Escrow.
▪The Purchaser and the Escrow Agent shall deliver to the Seller a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.
▪The Seller and the Escrow Agent shall deliver to the Purchaser a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent.
▪The Purchaser shall deposit, or cause to be deposited, $2,000,000 (the “Escrow Amount”) into the escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement by wire transfer of immediately available funds to the account designated for such purpose by the Escrow Agent.
◦IRS Form W-9. The Seller shall deliver to the Purchaser an executed IRS Form W-9; provided that, in no event shall the Seller’s failure to deliver the form described in this Section 1.3(f) be deemed a failure of the condition set forth in Section 7.2(b) and the Purchaser’s sole right if the Seller fails to provide such certificate shall be to make the appropriate withholding with respect to the Seller to the extent required by Section 1445 of Code.
◦Officer’s Certificates.
▪The Company shall deliver to the Purchaser a copy of the officer’s certificate, contemplated by and in accordance with Section 7.2(c), duly executed by the Company.
▪The Purchaser shall deliver to the Seller a copy of the officer’s certificate, contemplated by and in accordance with Section 7.3(c), duly executed by the Purchaser.

ARTICLE II

PURCHASE PRICE; POST-CLOSING ADJUSTMENT
Section 2.1    Purchase Price.
(a)At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a written statement (the “Closing Statement”) setting forth:
(i)the Company’s good faith estimates of (A) Indebtedness Amount (the “Estimated Indebtedness Amount”) and (B) the Transaction Expenses (the “Estimated Transaction Expenses”);
(ii)a list of and, as applicable, payment instructions for the payment of, the Estimated Transaction Expenses and the Payoff Indebtedness; and
(iii)the calculation of the Closing Purchase Price (based on the estimates referenced in the foregoing clause (i)).
(b)For purposes of this Agreement, the term “Closing Purchase Price” means
(i) $420,000,000 (the “Base Purchase Price”), minus (ii) the Estimated Indebtedness Amount, minus (iii) the Estimated Transaction Expenses, minus (iv) the Escrow Amount.
(c)For purposes of this Agreement, the term “Final Purchase Price” means
(i) the Base Purchase Price, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, minus (iii) the Transaction Expenses as finally determined pursuant to Section 2.2, minus (iv) the Escrow Amount.
Section 2.2    Final Closing Balance Sheet Calculation.
(a)As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller a statement, together with reasonable supporting detail (to the extent available), showing the calculation of the Indebtedness Amount and the Transaction Expenses (together with the Closing Balance Sheet, the “Preliminary Statement”). If the Preliminary Statement is not delivered to the Seller in accordance with this Agreement within ninety (90) days after the Closing, without limiting any other remedies of the Seller, the Seller may elect to prepare the Preliminary Statement and send the same to the Purchaser for review or elect to have the Closing Statement be the Preliminary Statement and to have it be final, binding and non-appealable by the Parties.
(b)The Seller and its Representatives shall be permitted reasonable access to review and obtain copies of the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby subject to applicable Laws relating to the exchange of information. The Seller and its Representatives may make reasonable inquiries of the Purchaser, the Company and their respective accountants regarding questions or disagreements, and the Purchaser and the

Company shall, and shall use their reasonable best efforts to cause any such accountants to, cooperate with and respond to such inquiries.
(c)If the Seller has any objections to the Preliminary Statement the Seller shall deliver to the Purchaser a statement setting forth its objections thereto, together with reasonable supporting detail (to the extent available) (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within forty-five (45) days after delivery of the Preliminary Statement to the Seller, the Preliminary Statement shall be final, binding and non-appealable by the Parties. The Seller and the Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within thirty
(30) days after the delivery of the Objections Statement (or such longer period as mutually agreed in writing by the Parties), the Seller and the Purchaser shall submit such dispute to the Valuation Firm for resolution. Any further submissions to the Valuation Firm must be written and delivered to each Party to the dispute. No Party shall engage in any ex parte communication with the Valuation Firm. The Valuation Firm shall act as an expert and make a final determination of the Indebtedness Amount, the Transaction Expenses and the resulting Final Purchase Price calculated with reference to such amounts (solely to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. The Parties shall cooperate with the Valuation Firm during the term of its engagement, including by executing a customary engagement letter. If disputes in the Objections Statement are submitted to the Valuation Firm in accordance with this Section 2.2(c), the determination of the Indebtedness Amount, the Transaction Expenses and the resulting Final Purchase Price calculated with reference thereto, in each case in the manner contemplated by this Section 2.2(c), shall become final and binding on the Parties on the date the Valuation Firm delivers its final resolution in writing to the Seller and the Purchaser. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claim by either party in the Preliminary Statement or an Objections Statement. The costs and expenses of the Valuation Firm shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Valuation Firm) determined in favor of the other Party by the Valuation Firm bears to the dollar value contested by such Party in the written presentation to the Valuation Firm. For example, if the Seller submits an Objections Statement to the Valuation Firm for $1,000, and if the Purchaser contests to the Valuation Firm only $500 of the amount claimed by the Seller, and if the Valuation Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller.

Section 2.3    Post-Closing Adjustment Payment.
(a)If the Final Purchase Price is greater than the Closing Purchase Price, promptly after the date the Final Purchase Price is finally determined pursuant to Section 2.2 (but in any event within three (3) Business Days), (i) the Purchaser shall pay, or cause to be paid, to the Seller or as directed by the Seller, the lesser of (A) an amount equal to the Escrow Amount and

(B) the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller to the Purchaser and (ii) the Seller and the Purchaser shall jointly instruct the Escrow Agent to release to the Seller the remaining funds in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller to the Escrow Agent. If the Final Purchase Price is less than the Closing Purchase Price, promptly after the date the Final Purchase Price is finally determined pursuant to Section 2.2 (but in any event within three (3) Business Days), (x) the Seller and the Purchaser shall jointly instruct the Escrow Agent to pay to the Purchaser solely from and only to the extent of the Escrow Amount the absolute value of such difference by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchaser to the Escrow Agent and (y) to the extent that any balance in the Escrow Account will remain after such payment to the Purchaser, the Seller and the Purchaser shall (simultaneously with the instruction in clause (x)) jointly instruct the Escrow Agent to pay to the Seller or as directed by the Seller the amount remaining in the Escrow Account, to the account or accounts designated in writing by the Seller to the Escrow Agent. Neither the Seller nor any other Person shall have any liability for any amounts due to the Purchaser pursuant to Section 2.2 or Section 2.3 in excess of the Escrow Amount, and the Purchaser’s sole source of recourse and recovery for such amounts due shall be the funds available in the Escrow Account. Neither the Purchaser nor any other Person shall have any liability for any amounts due to the Seller pursuant to Section 2.2 or Section 2.3 in excess of the amounts described in Section 2.3(a)(i) and (ii).
(b)The funds available in the Escrow Account may be distributed to the Purchaser and/or the Seller solely and exclusively in accordance with Section 2.3(a) and the terms of the Escrow Agreement and shall not be available for any other payment to the Purchaser or any of its Affiliates. All title and all rights to all remaining funds in the Escrow Account shall automatically transfer to the Seller (i) immediately after the payments made to the Purchaser under Section 2.3(a), if the Final Purchase Price is less than the Closing Purchase Price, or
(ii) immediately upon the final determination of the Final Purchase Price, if the Final Purchase Price is greater than or equal to the Closing Purchase Price.
(c)Any amount paid under this Section 2.3 shall be treated as an adjustment to the Closing Purchase Price for U.S. federal (and applicable state, local, and non-U.S.) income tax purposes and, except to the extent required by applicable Laws, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.
Section 2.4    Withholding. The Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are deducted or withheld pursuant to this Section 2.4 and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as being paid to the Person in respect of which such deduction and withholding was made. If the Purchaser or any other applicable withholding agent believes that any withholding or deduction of Tax is required with respect to any amount payable pursuant to this Agreement (other than withholding with respect to payments treated as compensation for services for applicable Tax purposes and withholding required due to Seller’s failure to deliver an IRS Form W-9 as required by Section 1.3(f)), then the Purchaser shall use commercially reasonable efforts to provide Seller: (a) reasonable advance written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and any provision of applicable Law pursuant to which such deduction and withholding is required; and (b) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case the Company represents and warrants to the Purchaser as of such other date), except as disclosed in the disclosure schedule delivered to the Purchaser simultaneously with the execution of this Agreement (the “Disclosure Schedule”):
Section 3.1    Organization, Standing and Organizational Power. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
Section 3.2    Authority; Noncontravention.
(a)The Company has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of, and performance by the Company under, this Agreement have been duly authorized by all requisite organizational action and no other organizational action on the part of the Company is necessary to authorize the execution and delivery of, and performance by, the Company under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b)Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) materially conflict with or materially violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section
3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract listed in Section 3.16 of the Disclosure Schedule to which the Company or any Subsidiary of the Company is a party (excluding any Company Plan or agreement, contract, arrangement or plan entered into by, or at the direction of, the Purchaser or any of its Affiliates), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not have a Company Material Adverse Effect.
Section 3.3    Governmental Approvals. Except for (a) the consents, approvals and filings that may be required solely by reason of the Purchaser’s participation in the Transactions or any facts or circumstances relating to the Purchaser or any of its Affiliates, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and
(c)filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not have a Company Material Adverse Effect.
Section 3.4    Subsidiaries. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except in each case as would not have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are owned directly or indirectly by the Company free and clear of all Liens other than Permitted Liens, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable foreign or domestic securities Laws. Section
3.4 of the Disclosure Schedule sets forth a complete and correct list as of the date hereof of the issued and outstanding equity securities of the Company and each Subsidiary of the Company, including the name of the record owner thereof and the number of equity securities held thereby.
Section 3.5    Capitalization. As of the date hereof, all Company Units issued and outstanding are held directly by Seller. No Company Units are held by the Company in its treasury or are owned by any of its Subsidiaries. All outstanding Company Units have been duly authorized and validly issued and are free of preemptive rights or similar rights, and are fully paid and non-assessable. As of the date hereof, except as set forth in the first sentence of this Section 3.5, the Company does not have any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding that provide for the sale or issuance of any of the foregoing by the

Company. There are no material agreements or other obligations (contingent or otherwise) that require the Company to repurchase or otherwise acquire any of the Company’s equity securities.
Section 3.6    Financial Statements; Undisclosed Liabilities.
(a)Section 3.6 of the Disclosure Schedule contains copies of: (i) the unaudited consolidated balance sheet of Purchasing Power Holdings, LLC, a Delaware limited liability company (“PPH”), as of August 31, 2025 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the eight (8)-month period then ended and (ii) the audited consolidated balance sheet of PPH as of December 31, 2024, December 31, 2023, and December 31, 2022, and the related statements of income and cash flows for the twelve (12)-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared based upon the books and records of the Company and its Subsidiaries and in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as whole), as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments.
(b)Each of the Company, FPF Waveland, Inc., a Delaware corporation (“FPF”), and FSP III Kendrick Purchasing Power Holdings, Inc., a Delaware corporation (“FSP”), is a holding company and, as of the date hereof, does not own any material assets except for
(i) interests in PPH and FPF, in the case of the Company, (ii) interests in FSP, in the case of FPF,
(i)interests in PPH, in the case of FSP, and (iv) in the case of each of them, cash and other assets typical of a holding company. During the last two (2) years, none of the Company, FPF or FSP has engaged in any material business activities except those typical of a holding company and except in connection with the transactions contemplated by this Agreement. Except for liabilities incurred in connection with its formation, organization and capitalization, none of the Company, FPF or FSP is liable for any material liabilities (other than with respect to non-delinquent Taxes incurred in the ordinary course of business, liabilities under this Agreement and other agreements and certificates contemplated hereby, Transaction Expenses and other liabilities typical of a holding company).
(c)As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities, except for liabilities (i) reflected or reserved against on the Latest Balance Sheet (including any notes thereto), (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) arising in connection with the transactions contemplated by this Agreement, (iv) which would not be material to the Company and its Subsidiaries, taken as a whole, or (v) liabilities to the extent included in the Indebtedness Amount or the Transaction Expenses.
(d)The Company has established and maintains internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and to include those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company.
Section 3.7    Absence of Certain Changes.
(a)From the date of the Latest Balance Sheet to the date hereof, except in connection with the transactions contemplated by this Agreement, (x) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business and (y) there has not been any Company Material Adverse Effect.
(b)Except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor its Subsidiaries has:
(i)issued, sold or granted any capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any of its capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock, membership interests or other equity interests, except for transactions between or among the Company and its Subsidiaries;
(ii)redeemed, purchased or otherwise acquired any of its outstanding capital stock, membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests;
(iii)(A) declared, authorized, set aside for payment or paid any dividend on, or made any other distribution in respect of, any of its capital stock, membership interests or other equity interests, other than dividends or distributions paid by any Subsidiary of the Company to the Company or any Subsidiary of the Company or
(B) adjusted, split, combined, subdivided or reclassified any of its capital stock, membership interests or other equity interests;
(iv)sold any of its properties or assets that are material to the business of the Company and its Subsidiaries, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) transfers among the Company and its Subsidiaries or (D) sales for consideration less than $100,000 in the aggregate;
(v)made material capital expenditures, except (A) as budgeted in the Company’s or its Subsidiaries’ current budget that was made available to the Purchaser or
(B) in the ordinary course of business less than $100,000 in the aggregate;
(vi)made any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;
(vii)except as required pursuant to applicable Law or the terms of any Company Plan, (A) established, adopted, materially amended or terminated any material

Company Plan or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a material Company Plan if in effect on the date hereof,increased or accelerated the funding, payment or vesting of the compensation or benefits provided under any Company Plan, or (C) granted or announced any cash or equity or equity-based incentive awards, bonus, severance or similar compensation;
(viii)hired, promoted, engaged, or terminated (other than for cause) any employee or other individual service provider of the Company or any of its Subsidiaries whose annual base salary exceeds $125,000, or entered into, materially modified, or terminated (other than for cause) any employment, or independent contractor Contract with any such individual;
(ix)increased in any material respect the compensation of any of its directors (or managers) or executive officers whose annual base salary exceeds $125,000, except (A) as required pursuant to applicable Law or the terms of Company Plans or other benefit or compensation plans or arrangements or as consistent with past practices or
(B) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation);
(x)amended the Company Charter Documents or organizational documents of any Subsidiary;
(xi)adopted a plan or agreement of complete or partial liquidation or dissolution;
(xii)implemented or announced any action that triggered notice obligations under WARN;
(xiii)entered into, modified or amended, negotiated, or terminated any Labor Agreement, or certified or recognized any labor union, works council, or other labor organization;
(xiv)waived or released any material non-competition, non-solicitation, nondisclosure, confidentiality, or other restrictive covenant obligation of any current or former employee or other individual non-employee service provider;
(xv)(A) canceled, compromised, waived, or released any right or claim, except as would not be material to the Company and its Subsidiaries, taken as a whole, or
(B) instituted, settled, or offered or proposed to settle any Action involving the Company that would reasonably be expected to require monetary payment by the Company or impose non-monetary obligations on the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole;
(xvi)granted any material license or sublicense of any rights, sold, assigned, transferred, abandoned, canceled, permitted to lapse, pledged, encumbered (other than Permitted Liens), failed to pursue any applications or renew or maintain registrations for or otherwise disposed of material Company-Owned IP (in each case, other than the grant of non-exclusive licenses in the ordinary course of business or the expiration or lapse or expiration of Company-Registered IP at the end of the applicable statutory term), or disclosed to any Person any non-public material trade secrets that the Company or its Subsidiaries intends to maintain as a trade secret, except in the ordinary course of business pursuant to obligations of confidentiality;
(xvii)incurred, created, assumed, become responsible for, or guaranteed any Indebtedness for borrowed money other than (A) in than in the ordinary course of business, (B) ordinary course borrowing under the credit facility of the Company and its Subsidiaries or (C) under the Company’s or its Subsidiaries’ asset-backed securities debt facility arrangements;
(xviii)(A) made (other than in the ordinary course consistent with past practice), changed, or revoked any income Tax or other material Tax election; (B) settled or compromised any claim, controversy, examination or other proceeding relating to income Taxes or other material Taxes; (C) made any material change to any of its methods, policies or practices of Tax accounting; (D) amended, refiled or otherwise revised any previously filed Tax Return with respect to any income Taxes or other material Taxes, or knowingly forgone the right to any refund or rebate of a previously paid income Tax or other material Tax; (E) entered into or terminated any closing agreements with a Governmental Authority; or (F) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes (other than any extensions automatically granted);
(xix)amended, modified, terminated, or canceled any Contract set forth on Section 3.16(a) of the Disclosure Schedule (other than upon any expiration of the term of any such Contract) other than in the ordinary course of business;
(xx)entered into a Contract with any officer, director or Affiliate of the Company or its Subsidiaries (other than the Company’s Subsidiaries) or any individual in such officer’s or director’s or Affiliate’s immediate family;
(xxi)changed its present accounting methods or principles in any respect;
or
(xxii)agreed in writing to take any of the foregoing actions.
Section 3.8    Legal Proceedings. As of the date hereof, there are no, and for the last three (3) years there have been no, material actions, suits, proceedings, arbitrations, audits, or investigations (each, an “Action”) pending or, to the Company’s Knowledge, overtly threatened in writing against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, and neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, ruling, injunction, or decree of any Governmental Authority (each, an “Order”).
Section 3.9    Compliance With Laws; Permits.

(a)The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all laws, statutes, ordinances, codes, regulations, decrees, judgements, injunctions and Orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except where any instance of such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole.
(b)The Company and each of its Subsidiaries hold, and are in compliance with, all material licenses, franchises, permits, certificates, registrations, approvals and authorizations from Governmental Authorities required by Law for the conduct of the Company’s and its Subsidiaries’ business as it is now being conducted (collectively, “Company Permits”), all of which are valid and in full force and effect, except where failure to hold, be in compliance or be valid and full force and effect would not be material to the Company and its Subsidiaries, taken as a whole. In the past three (3) years the Company and its Subsidiaries have not received written, or to the Knowledge of the Company, other notice or communication of (i) withdrawal, termination, suspension, revocation, cancellation or modification of any such Company Permit or (ii) any actual or possible material violation of or failure to comply with any term or requirement of any such Company Permit, and, to the Knowledge of the Company, no event has occurred that would result in any such withdrawal, termination, suspension, revocation, cancellation, modification, violation or failure to comply.
(c)No one acting on behalf of the Company or its Subsidiaries has offered, promised, or given anything of value to improperly influence any Government Official. The Company and its Subsidiaries have not directly made (and no one acting on behalf of the Company or its Subsidiaries has directly made) any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift), of any money or anything of value to or for the use of any Government Official under circumstances in which any of them knows or has reason to know that all or any portion of such money or thing of value has been offered, given or promised, directly or indirectly, to any Government Official, for the purpose of inducing the Government Official to do any act or make any decision in his or its official capacity (including a decision to fail to perform his or its official function) or use his or its influence with a government or instrumentality thereof in order to affect any act or decision of such government or instrumentality or to assist such party in obtaining or retaining any business or benefit of any kind in connection with this Agreement.
(d)The Company and its Subsidiaries are and for the past three (3) years have been in compliance with applicable anti-money laundering Laws including the Bank Secrecy Act and the USA PATRIOT Act, and maintain policies reasonably designed to detect and prevent money laundering, except where any instance of such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole.
(e)The Company, the Subsidiaries are and for the past three (3) years have been in compliance with all applicable International Trade Laws and Regulations, except where any instance of such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole, and there are no claims, complaints, charges, investigations, voluntary disclosures or proceedings pending or threatened in writing between the Company, the Subsidiaries, or their respective Representatives on the one hand, and the U.S. Government or a foreign government, on the other hand, under any International Trade Laws and Regulations, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(f)None of the Company, its Subsidiaries (i) is a Sanctioned Person, (ii) to the Knowledge of the Company, has participated in any transaction involving a Sanctioned Person,
(iii) has maintained employees or assets of any kind in a Sanctioned Country, (iv) to the Knowledge of the Company, has directly or indirectly provided any financing to or for the benefit of any Sanctioned Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Sanctioned Person or (v) has imported, exported (including deemed exportation), re-exported or transferred, directly or indirectly, any goods, technology or services in violation of any applicable International Trade Laws and Regulations, except where any such violation would not be material to the Company and its Subsidiaries, taken as a whole.
Section 3.10    Tax Matters.
(a)The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by them under applicable Tax Law, and all such Tax Returns are correct and complete in all material respects.
(b)The Company and each of its Subsidiaries have timely paid in full all income and other material Taxes required to be paid by them (whether or not shown on any Tax Return).
(c)No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been paid, settled, otherwise finally resolved or adequately reserved for.
(d)No audit or other administrative or court proceedings with any Governmental Authority with respect to any Taxes of the Company or any of its Subsidiaries are ongoing, pending, or have been threatened in writing.
(e)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.
(f)All Taxes required to be deducted or withheld by the Company or any of its Subsidiaries have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Authority.
(g)No claim has ever been made in writing by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.
(h)Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or in a country other than its country of formation.

(i)There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens described in clause (i) of the definition of Permitted Liens.
(j)Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnification agreement under which it will have any liability after the Closing (other than any agreement the principal purpose of which does not relate to Taxes).
(k)Neither the Company nor any of its Subsidiaries has been a member of an affiliated group that filed an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company or any Subsidiary of the Company).
(l)Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law), as a transferee or successor, or by contract.
(m)Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of any state, local, or non-U.S. Law).
(n)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:
(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed before the Closing; (iii) installment sale or open transaction disposition made before the Closing;
(iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with respect to a transaction involving the Company and occurring prior to the Closing;
(v) prepaid amount received or deferred revenue accrued before the Closing (other than in the ordinary course of business).
(o)The Company is, and at all times since its formation has been, properly classified as an entity disregarded from the Seller for U.S. federal income tax purposes. PPH is, and at all times since its formation has been, properly classified as a partnership or disregarded entity for U.S. federal income tax purposes. Each of FPF and FSP is classified as a corporation for
U.S. federal income tax purposes. Section 3.10(o) of the Disclosure Schedule sets forth the U.S. federal income tax classification of each other Subsidiary of the Company.
(p)Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any transaction intended to qualify (in whole or in part) under Section 355 of the Code.

(q)Neither the Company nor any of its Subsidiaries has made an election under applicable state or local income Tax Law pursuant to which the applicable entity will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax Law which liability would have been imposed instead (in whole or in part) on the direct or indirect equity owners of the applicable entity had no such election been made, including any election under a state or local Law similar to the laws described in Section 2.02(3) of IRS Notice 2020-75.
(r)Neither the Company nor any of its Subsidiaries has claimed or received any “employee retention credits” pursuant to Section 2301 of the CARES Act (Pub. L. No. 116-36, 134 Stat. 281) or Section 3134 of the Code.
(s)Each of the Company and each of its Subsidiaries has timely collected and paid all material sales and use Taxes that it was required to collect or pay, has complied in all material respects with all related information collection and retention requirements, and is registered for this purpose in every location where it is required to be so registered under applicable Law.
(t)PPH has in effect a valid election under Section 754 of the Code.
Section 3.11    Employee Benefits Matters.
(a)Section 3.11(a) of the Disclosure Schedule sets forth a list of each material Company Plan. With respect to each material Company Plan, the Company has made available to the Purchaser copies of, as applicable, (i) the current plan and trust document (including any material amendments thereto), (ii) the most recent annual report on Form 5500 required to be filed,
(iii) the most recent summary plan description provided to participants and any summaries of material modifications thereto, (iv) the latest nondiscrimination coverage tests, (v) the most recent determination or opinion letter received from the IRS and (vi) all non-routine correspondence from any Governmental Authority for the previous three (3) years. Each Company Plan has been administered in all material respects in compliance with its terms and is in all material respect in compliance with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act of 2010, as amended, and other applicable Law, and no action, claim, examination, audit or investigation, including by any Governmental Authority, with respect to any Company Plan (other than routine claims for benefits payable in the ordinary course) is pending or, to the Company’s Knowledge, has been threatened. All Company Plans that are intended to be tax qualified under section 401(a) of the Code have received a favorable determination letter or prototype opinion letter from the IRS, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Plan. No Company Plan is maintained outside the United States primarily for the benefit of Persons who are not residents of the United States. No Company Plan is sponsored and maintained by a third-party professional employer organization.
(b)Neither the Company nor any of its Subsidiaries maintains, is a participating employer in, is required to contribute to or has any liability (contingent or otherwise, including from any past period), including on account of an entity which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section

414 of the Code and the regulations promulgated thereunder, with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a plan that is or was subject to Title IV of ERISA; (iii) any “multiple employer welfare arrangement” as defined under Section 3(40)(A) of ERISA; or (iv) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code.
(c)Neither the Company nor any Subsidiary of the Company has any liability under any Company Plan in respect of, or obligation to provide, post-retirement medical, life insurance benefits or other post-employment welfare benefits, other than to the extent required to provide group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law for which the covered individual pays the full premium cost of coverage.
(d)No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, its Subsidiaries or any Company Plan to material penalties or excise Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(e)No nonexempt “prohibited transaction” (as defined in Sections 406 or 407 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(f)Neither the consummation of the Transactions nor the execution of this Agreement (either alone or upon the occurrence of any additional or subsequent events) will
(i) increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits to any current or former employee or other individual service provider of the Company or its Subsidiaries under any Company Plan, (ii) result in the payment of any compensation or benefits to any current or former employee or individual service provider of the Company or its Subsidiaries under any Company Plan, (iii) result in any forgiveness of indebtedness of any current or former employee or other individual service provider of the Company or its Subsidiaries, or (iv) result in the payment or retention of any compensation, benefit or other amount to any current or former employee or individual service provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code that, individually or in the aggregate, would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. provided, that, the foregoing clause (iv) shall not apply to any Purchaser Arrangement (as defined in Section 6.10 hereof), and, accordingly, compliance with this sentence shall be determined as if such arrangements had not been entered into.
(g)Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify, reimburse or otherwise make whole any current or former employee or other individual service provider of the Company or any of its Subsidiaries, including under Section 4999 or Section 409A of the Code.
Section 3.12    Environmental Matters.

(a)The Company and its Subsidiaries are in material compliance with all applicable Environmental Laws.
(b)To the Company’s Knowledge, the Company and its Subsidiaries hold and are in material compliance with all Company Permits required under Environmental Laws for their current operations.
(c)As of the date hereof, the Company has not received any material Environmental Notice or Environmental Claim.
(d)To the Knowledge of the Company’s, neither the Company nor any of its Subsidiaries has released any Hazardous Substance at any of the Leased Real Property in violation of any Environmental Law that is currently required to be investigated, remediated, monitored or assessed by the Company or any of its Subsidiaries under Environmental Laws.
(e)Neither the Company nor any of its Subsidiaries has received any material unresolved notice of violation of any Environmental Law.
(f)The Company has previously made available in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments, and other similar documents with respect to the businesses or assets of the Company and its Subsidiaries or any currently owned, operated, or leased Real Property which are in the possession or control of the Company.
Section 3.13    Intellectual Property.
(a)Section 3.13(a) of the Disclosure Schedule sets forth a list of (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights and (iv) registered Internet domain names, in each case that are owned by the Company or any of the Company’s Subsidiaries (the “Company-Registered IP”), in each case, as applicable, by name or title, owner, applicant or registrant, jurisdiction, the registration or application number, and the filing, issuance and grant dates. All Company-Registered IP is valid, subsisting and (if registered) enforceable.
(b)The Company and its Subsidiaries own all right, title and interest in all of the Company-Owned IP free and clear of all Liens, except for Permitted Liens. There is no pending litigation, action, proceeding, complaint or claim by any other Person in writing against the Company or any of its Subsidiaries contesting the validity, enforceability, patentability or registrability, use or ownership of any material Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries. The Company and its Subsidiaries own, or have valid and enforceable written licenses, or other rights, to use all Intellectual Property used in and material to the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted. The Company has rights to all of the material Intellectual Property necessary for the Company and its Subsidiaries to conduct their respective businesses in the manner in which the businesses are currently conducted.
(c)Neither the Company or any of its Subsidiaries nor the conduct of the businesses of the Company and its Subsidiaries infringe, misappropriate or otherwise violate and,

in the six-year period prior to the date of this Agreement, have not infringed, misappropriated or otherwise violated, any Person’s Intellectual Property. There is no litigation, action, proceeding, complaint or claim asserting infringement, misappropriation or other violation of any Person’s Intellectual Property pending or, to the Knowledge of the Company, threatened, in writing against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company-Owned IP. No Company-Owned IP is subject to any consent, settlement, order, injunction, writ or decree prohibiting or restricting the Company’s or its Subsidiaries’ use, ownership, enforcement or other exploitation or disposition thereof.
(d)The Company and the Company’s Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material, confidential Trade Secrets of the Company and its Subsidiaries constituting Company-Owned IP. No material, confidential Trade Secrets of the Company and the Company’s Subsidiaries have been authorized to be disclosed by the Company or any of its Subsidiaries to any Person, other than (i) in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement with such Person with reasonable protections of, and preserving all rights of, the Company and its Subsidiaries, (ii) other reasonable confidentiality and non-disclosure obligations that protect the interests and the rights of the Company and its Subsidiaries, or (iii) where the Company or any of its Subsidiaries elected in advance of such disclosure to cease to maintain it as a Trade Secret.
(e)Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, for all Company-Owned IP developed by employees of the Company or its Subsidiaries within the scope of their employment or independent contractors all such employees and independent contractors have assigned any and all rights that they may have in or to such Company-Owned IP (including any inventions and work product they created that is Company-Owned IP) to the Company or the applicable Subsidiary pursuant to written Contracts containing a present tense assignment to the Company or the applicable Subsidiary, or such Company-Owned IP vested in the Company or the applicable Subsidiary by operation of law. No Person has any ownership claim, ownership right or ownership interest in or to any material Company-Owned IP, except for the Company or one of its Subsidiaries.
(f)Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, (i) neither the Transactions nor the consummation thereof will impair any right of the Company or its Subsidiaries in or to any Company-Owned IP or Company Systems, and (ii) the Company-Owned IP and Company Systems will be owned, licensed, or available for use by the Company and its Subsidiaries immediately after the Closing Date on terms and conditions identical to those under which the Company and its Subsidiaries owned, licensed, or used the Company-Owned IP and Company Systems immediately prior to the Closing Date, without additional payments that would not have been due but for the consummation of the Transactions.
Section 3.14    Cybersecurity and Data Privacy.
(a)Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries own or have valid, enforceable and sufficient rights to use all Company Systems and Company’s the data stored or contained therein or transmitted thereby, in all cases, in the manner in which the Company and its Subsidiaries use such Company Systems and process, store or contain or transmit such data in the operation of their business as currently conducted, (ii) the Company and its Subsidiaries have taken commercially reasonable measures to protect the integrity, operation, and security of the Company Systems and have implemented and maintain commercially reasonable back-up, disaster recovery and business continuity procedures for the Company Systems, and (iii) the Company Systems are sufficient for the current needs of the Company and its Subsidiaries and the conduct of their businesses as currently conducted. In the last twelve (12) months, there have not been any material failures, breakdowns, or continued substandard performance affecting any of the Company Systems that have caused any material disruption or interruption in the business of the Company and its Subsidiaries and that have not been remedied.
(b)The proprietary Software included in the Company-Owned IP (the “Company Software”) is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that (A) requires, or conditions the use or distribution of any Company Software, on the disclosure, licensing, or distribution of any source code for any portion of any Company Software or (B) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use, license, distribute, or otherwise exploit any portion of any Company Software (including, for clarity, any limitation on the compensation that the Company or any of its Subsidiaries charge in the marketing, licensing, sale, distribution, or other commercial exploitation or other use of any Company Software or any requirement that any Company Software be disclosed, licensed or distributed for the purpose of making derivative works). The Company and its Subsidiaries possess all source code for the Company Software. All Company Software operates in all material respects in accordance with its documentation. There are no viruses, “worms”, “time bombs”, “key-locks”, Trojan horses or similar disabling codes, programs or devices in any of the Company Software, except disabling codes, programs, or devices incorporated in or included with the Company Software by the Company or one of its Subsidiaries, where such codes, programs or devices are disclosed in writing to all customers or other end users of the Company and the Company’s Subsidiaries. No source code for any Company Software has been delivered, or is licensed or made available, to any escrow agent or other Person (except for employees of the Company or any of its Subsidiaries or other Persons who are subject to confidentiality obligations), and neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to do so.
(c)The Company and its Subsidiaries (i) operate and conduct, and for the last three (3) years have operated and conducted, their business in compliance with all Data Security Requirements in all material respects, and (ii) have not suffered any material unauthorized intrusions, security incidents, data breaches, or other unauthorized access, disclosure, or use of any of the Company Systems or personal information in the possession or control of the Company or other Trade Secrets of the Company or any of its Subsidiaries. In the three (3) years prior to the date of this Agreement, (i) no written notices have been received by the Company or any of its Subsidiaries, and (ii) no litigation, action, proceeding, complaint or other claims have been asserted or threatened in writing by any third party against the Company or any of its Subsidiaries, asserting any violation by the Company or such Subsidiary of any Data Security Requirement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any external investigations or audits concerning any Data Security

Requirement. Neither the Transactions nor the consummation thereof will materially violate or otherwise result in any material liabilities to the Company or any of its Subsidiaries in connection with any Data Security Requirements.

Section 3.15    Property.
(a)The Company and its Subsidiaries do not own, and since January 1, 2017, have not owned, any real property.
(b)Section 3.15(b) of the Disclosure Schedule is a true and complete list of all of the real property leased by the Company and its Subsidiaries pursuant to a lease, sublease, license, use and occupancy or other similar agreement under which the Company and its Subsidiaries are a lessee or tenant (collectively, the “Company Leases”, and the leased premises specified in such leases being referred to herein collectively as the “Leased Real Property”). All of the Company Leases are in full force and effect and are valid and binding obligations of the Company and/or its Subsidiaries, enforceable against the Company and/or Subsidiaries, and, to the Company’s Knowledge, against the lessor parties thereto in accordance with their respective terms, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception. The Company has delivered or made available to the Purchaser complete and accurate copies of all of the Company Leases, including every amendment, modification, supplement, side letter or other agreements thereto, and none of the Company Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. The Leased Real Property constitutes all the interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries. The Company and its Subsidiaries are not in, and to the Company’s Knowledge, no other party to any Company Lease is in, default in any material respect under any such Company Lease. To the Company’s Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach of or default or permit termination, modification or acceleration of any Company Lease.
(c)As of the date hereof, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet (other than assets disposed of in the ordinary course), free and clear of all Liens, except for Permitted Liens.
Section 3.16    Contracts.
(a)Section 3.16(a) of the Disclosure Schedule lists each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound:
(i)Labor Agreement;
(ii)(x) Contract for the employment or engagement of any officer, director or employee on a full-time or part-time basis, except for offer letters for at-will employees that do not provide for severance in excess of the amounts due under the Company’s or its Subsidiaries’ severance practices or offer letters or employment agreements that do not deviate in any material respect from the form offer letters or employment agreements provided to the Purchaser, or (y) Contract for the engagement of any Person on a consulting basis providing for ongoing annual payments in excess of
$100,000;

(iii)Contract, agreement or indenture relating to Payoff Indebtedness, the borrowing of money or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Company and its Subsidiaries;
(iv)guaranty of any obligation for borrowed money or other material guaranty (other than any guaranty pursuant or related to any lease for any Leased Real Property);
(v)Contract, lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which (A) the annual rental exceeds $100,000 or (B) is not terminable for convenience by the Company or applicable Subsidiary without fee, penalty;
(vi)Contract, lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal of the Company or its Subsidiaries;
(vii)Contract or group of related Contracts with the same party for the sale of products or services by the Company or its Subsidiaries providing for payment to the Company or its Subsidiaries in excess of $3,700,000 during the twelve (12)-month period ending on the date of the Latest Balance Sheet, other than purchase orders entered into in the ordinary course of business;
(viii)Contract or group of related Contracts with the same entity party for the purchase of products or services which provides for payments by the Company or its Subsidiaries in excess of $2,000,000 during the trailing twelve (12)-month period ending on the date of the Latest Balance Sheet;
(ix)Contract for any completed business acquisition or sale of material assets by the Company or its Subsidiaries (whether by merger, transfer of equity, transfer of assets, or otherwise) within the three (3)-year period ended on the date of this Agreement or that has any ongoing obligations;
(x)Contract (excluding confidentiality or non-disclosure agreements entered into in the ordinary course of business) (i) granting any other Person the right to use any material Company-Owned IP (other than non-exclusive licenses granted in the ordinary course of business), (ii) pursuant to which the Company or any of its Subsidiaries is licensed or otherwise authorized to use any material third-party Intellectual Property (other than commercial off-the-shelf software licenses with a replacement cost or annual license, subscription, maintenance, and other fees of less than $300,000 in the aggregate), or other non-exclusive licenses or authorizations granted in the ordinary course of business, or (iii) otherwise adversely affecting the Company’s or its Subsidiaries’ ability to own, register, license, use, disclose, transfer or otherwise exploit any material Intellectual Property owned by the Company (including any covenant not to sue or co-existence or settlement agreements);

(xi)Contract that creates a partnership, joint venture, strategic alliance, or similar arrangement;
(xii)Contract with an Affiliate of the Company or any Subsidiary of the Company (other than the Company or its Subsidiaries);
(xiii)Contract that contemplates a capital expenditure or the acquisition or construction of fixed assets requiring future payments in excess of $100,000;
(xiv)Contract with any Governmental Authority, other than Contracts between the Company or its Subsidiaries and any Governmental Authority for the sale or purchase of products or services to employees or contractors of a Governmental Authority;
(xv)Contract that (A) prohibits or limits (or purports to prohibit or limit) the ability of the Company or its Subsidiaries, or any officer, director or employee thereof (in their capacity as such), from freely engaging in any line of business or with any Person or in any geographic area, (B) restricts the hiring or engagement of any employee or other service provider, (C) contains a most favored nation or similar provision in favor of any third party, or (D) obligates the Company or any Subsidiary of the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;
(xvi)Contract that grants any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire the business or any material assets or services of the Company or its Subsidiaries; or
(xvii)settlement, conciliation or similar Contract (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries is obligated to (1) pay any amounts after the date of this Agreement or (2) satisfy any material non-monetary obligations.
(b)As of the date hereof, each Contract set forth in Section 3.16 of the Disclosure Schedule is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and, to the Company’s Knowledge, any other party thereto, are not in breach, or in receipt of any written notice of any breach, of any Contract set forth on Section 3.16 of the Disclosure Schedule, except where such noncompliance or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole. The Company has provided the Purchaser with true and correct copies of each written Contract set forth on Section 3.16 of the Disclosure Schedule.
Section 3.17 Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries for which the Purchaser, the Company or any of their respective Subsidiaries will be liable following the Closing. Any fees and expenses due from the Company or its Subsidiaries to any Persons set forth on Section 3.17 of the Disclosure Schedule that are incurred at or prior to and unpaid as of Closing will be treated as Transaction Expenses.
Section 3.18    Employees.
(a)In the past three (3) years, the Company and each of its Subsidiaries have reasonably investigated and taken reasonable corrective action (where merited) with respect to any material complaints or Actions (whether pending, threatened in writing or, to the Company’s Knowledge, orally threatened) involving allegations of harassment, discrimination, sexual harassment or sexual misconduct by or against any current or former officer, director, or managerial or supervisory-level employee of the Company or any of its Subsidiaries. To the Company’s Knowledge, there is no actual or potential material liability in connection with any such allegation and no circumstances exist that could reasonably be expected to give rise to any such allegation.
(b)To the Company’s Knowledge, no current or former employee, officer, director, or other individual service provider of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, or other restrictive covenant obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company or any of its Subsidiaries.
(c)To the Company’s Knowledge, as of the date hereof, no officer, director or employee of the Company or any of its Subsidiaries with annual base salary of $125,000 or higher intends to terminate their employment with the Company or any of its Subsidiaries within the twelve (12) months following the Closing Date.
(d)The Company and each of its Subsidiaries are, and for the past three
(3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, occupational health and safety, wage and hour (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of visas), employment discrimination, harassment and retaliation, restrictive covenants, pay transparency, disability rights, equal opportunity, plant closures and layoffs (including WARN), labor relations, employee leave issues, employee trainings and notices, automated employment decision tools and other artificial intelligence, workers’ compensation and unemployment insurance.
(e)Neither the Company nor any of its Subsidiaries is party to, bound by, or subject to any Labor Agreement, and no employee of the Company or any of its Subsidiaries is represented by any labor union, works council, or other labor organization or employee representative or association. To the Company’s Knowledge, no union organizing efforts are, or in the past three (3) years have been, pending, underway or threatened involving any current or former employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. There are, and for the past three (3) years there have been, no material unfair labor practice charges or complaints or material labor grievances or arbitration proceedings pending, threatened in writing, or to the Company’s Knowledge, orally threatened against the Company or any of its Subsidiaries. There is, and for the past three (3) years there has been, no strike, organized labor slowdown, concerted work stoppage or lockout, handbilling, picketing, or other material labor dispute pending, threatened in writing, or to the Company’s Knowledge, orally threatened, by or involving any current or former employees of the Company or any of its Subsidiaries.
Section 3.19 Insurance. Section 3.19 of the Disclosure Schedule lists each material insurance policy maintained by the Company and its Subsidiaries or to which the Company or a Subsidiary of the Company is a named insured (other than any group welfare insurance policies under Company Plans). Neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy and all premiums with respect thereto covering all current periods have been paid to the extent due and no written notice of cancellation has been received with respect to such policy. To the Company’s Knowledge, each such insurance policy is in full force and effect.
Section 3.20 Affiliate Transactions. No officer, director or Affiliate of the Company or its Subsidiaries (other than the Company’s Subsidiaries) or any individual in such officer’s or director’s or Affiliate’s immediate family (a) is a party to any material Contract with the Company or any of its Subsidiaries (other than arising under or in connection with employment related Contracts, Company Plans and confidentiality Contracts or other Contracts incident to such Person’s employment or engagement with the Company or any of its Subsidiaries), (b) has any ownership or financial interest in any material property used by the Company or any of its Subsidiaries, (c) provides material assets or services to the Company or any of its Subsidiaries (other than incident to such Person’s employment or engagement of the Company or any of its Subsidiaries), or (d) owes to the Company, or is owed by the Company, any amount payable, loan, advance or other indebtedness, other than travel or other business advances made to employees or other service providers in the ordinary course of business.
Section 3.21 Underwriting and Decisioning. Since January 1, 2025, except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company’s and its Subsidiaries’ credit decisioning and matrices have been reviewed in the ordinary course of business and any resulting adjustments or changes to spending limits or other criteria (i) have been based on consistent approaches to risk assessment with regard to prevailing business and market conditions and are consistent with usual practice and (ii) have not been made in contemplation of the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case the Seller represents and warrants to the Purchaser as of such other date), except as disclosed in the Disclosure Schedule:
Section 4.1    Organization and Standing. The Seller is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware.
Section 4.2    Authority; Noncontravention.
(a)The Seller has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Seller under this Agreement have been duly authorized by all requisite organizational action and no other organizational action on the part of the Seller is necessary to authorize the execution and delivery of and performance by the Seller under this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.
(b)Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the Transactions, nor compliance by the Seller with any of the terms or provisions hereof, will (i) conflict with or materially violate any provision of its certificate of formation or limited liability company agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section
3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Seller or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Seller is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Seller, other than, in the case of clauses (i), (ii) and (iii), as would not have a material adverse effect on the Seller’s ability to consummate the transactions to occur hereunder at the Closing.
Section 4.3    Ownership of Purchased Units. As of immediately prior to the Closing, the Seller will be the record and beneficial owner of the Purchased Units, free and clear of all Liens (other than transfer restrictions under the Securities Act) and shall transfer and deliver to the Purchaser at the Closing valid title to the Purchased Units, free and clear of all Liens (other than transfer restrictions under the Securities Act). The Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that would require the Seller to sell, transfer or otherwise dispose of any Purchased Units or (b) any voting trust, proxy or other contract relating to the voting of any Purchased Units.
Section 4.4    Governmental Approvals. Except for (a) the consents, approvals and filings listed in Section 3.3 of the Disclosure Schedule, (b) the consents, approvals and filings that may be required solely by reason of the Purchaser’s participation in the Transactions or any facts or circumstances relating to the Purchaser or any of its Affiliates, (c) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (d) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the Transactions, other than as would not have a material adverse effect on the Seller’s ability to consummate the Transactions.
Section 4.5    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other similar Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Seller for which the Purchaser, the Company or any of their respective Subsidiaries will be liable following the Closing.
Section 4.6    Legal Proceedings. As of the date hereof, there are no suits or proceedings pending or, to the Seller’s knowledge, overtly threatened in writing against the Seller at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on the Seller’s ability to consummate the transactions to occur hereunder at the Closing. As of the date hereof, the Seller is not subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on the Seller’s ability to consummate the transactions to occur hereunder at the Closing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company and the Seller that as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case the Purchaser represents and warrants to the Company and the Seller, as of such other date):
Section 5.1    Organization and Standing; Parent. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Purchaser is a wholly-owned Subsidiary of Parent.
Section 5.2    Authority; Noncontravention.
(a)The Purchaser has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Purchaser under this Agreement, and the consummation by the Purchaser of the Transactions, have been duly authorized and approved by all requisite organizational action by the Purchaser and no other organizational action on the part of the Purchaser is necessary to authorize the execution and delivery of and performance by the Purchaser under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of the Purchaser or its Affiliates is necessary to adopt this Agreement and approve the Transactions.
(b)Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of formation and operating agreement of the Purchaser, or other organizational or governing documents of the Purchaser or any of its Subsidiaries, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 5.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section
5.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Purchaser or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (i), (ii) and (iii), as would not have a Purchaser Material Adverse Effect.
Section 5.3    Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions, other than as would not have a Purchaser Material Adverse Effect.
Section 5.4    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries for which the Company, its Subsidiaries, the Seller or any of their respective Affiliates would be liable.
Section 5.5    Sufficient Funds. The Purchaser has, and at all times prior to and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to perform all obligations of the Purchaser required to be performed at the Closing, including
(a) payment of the Closing Purchase Price and any amounts which, by the terms of this Agreement, require payment at the Closing or reduce the proceeds otherwise payable to the Seller hereunder,
(b) satisfaction of all the other payment obligations of the Purchaser contemplated hereunder, and
(c)payment of all of the out-of-pocket costs of the Purchaser arising out of or relating to the consummation of the transactions contemplated by this Agreement. The Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the Purchaser’s or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated hereby.
Section 5.6    Legal Proceedings. As of the date hereof, there are no suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened in writing against the

Purchaser at law or in equity, or before or by any Governmental Authority, which if determined adversely to the Purchaser would have a Purchaser Material Adverse Effect. As of the date hereof, the Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Authority which would have a Purchaser Material Adverse Effect.
Section 5.7    Investment Representation. The Purchaser is acquiring the Purchased Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Purchaser is knowledgeable about the industries in which the Company and its Subsidiaries operate and is informed as to the risks of the Transactions and of ownership of the Purchased Units for an indefinite period of time. The Purchaser acknowledges that the Purchased Units have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 5.8    Solvency. Immediately after giving effect to the Transactions, the Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, the Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or any of their respective Subsidiaries.
ARTICLE VI COVENANTS
Section 6.1    Conduct of Business.
(a)Except as contemplated or permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause the Company’s Subsidiaries to, use commercially reasonable efforts to conduct their business in all material respects in the ordinary course, (y) the Company shall, and shall cause the Company’s Subsidiaries to, use commercially reasonable efforts to
(i) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, (ii) preserve the present relationship with employees, employer-clients, customers, and suppliers of the Company and its Subsidiaries and (iii) manage the Company and its Subsidiaries’ cash and other working capital items (including the timing of collection of accounts receivable and of the payment of accounts payable, accrual of Taxes, and the management of inventory) in the ordinary course of business and (z) unless required by any Contract set forth on Section 3.16 of the Disclosure Schedule or as set forth in Section 6.1(a) of the Disclosure Schedule, the Company shall not and shall cause its Subsidiaries to not:
(i)issue, sell or grant any capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock, membership interests or other equity interests, except for transactions among the Company and its Subsidiaries;
(ii)redeem, purchase or otherwise acquire any of its outstanding capital stock, membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests;
(iii)(A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its capital stock, membership interests or other equity interests, other than dividends or distributions by any Subsidiary of the Company to the Company or any Subsidiary of the Company or (B) adjust, split, combine, subdivide or reclassify any of its capital stock, membership interests or other equity interests;
(iv)sell, lease, transfer or assign any of its properties or assets that are material to the business of the Company and its Subsidiaries taken as a whole, except
(A) sales, transfers, assignments, leases, rentals and licenses in the ordinary course of business, (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries,
(C) transfers among the Company and its Subsidiaries, or (D) in an aggregate amount less than $100,000;
(v)make, incur, authorize, or enter into any commitment for capital expenditures except (A) as budgeted in the Company’s or its Subsidiaries’ current budget that was made available to the Purchaser or (B) in the ordinary course of business in an amount less than $100,000 (individually or in the aggregate);
(vi)make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person;
(vii)other than as required by Law or the terms of any Company Plan set forth on Section 3.11(a) of the Disclosure Schedule or in connection with annual renewals or replacements of group health and welfare plans in the ordinary course of business consistent with past practice, (A) establish, adopt, amend or terminate any material Company Plan or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a material Company Plan if in effect on the date hereof,

(B) accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Plan or otherwise payable to the current or former employees of the Company and its Subsidiaries, (C) grant or announce any cash or equity or equity-based incentive awards, bonus, severance or similar compensation to any of the current or former employees or other individual service providers of the Company and its Subsidiaries, or
(D) increase the salaries, bonuses or other compensation and benefits payable to any of the current or former employees or other individual service providers of the Company and its Subsidiaries whose annual base salary exceeds $125,000;
(viii)hire, promote, engage, or terminate (other than for cause) any current or former employee or other individual service provider of the Company or any of its Subsidiaries whose annual base salary exceeds $125,000, or enter into, modify, or terminate any employment, or independent contractor Contract, with any such individual;
(ix)implement or announce any action that would reasonably be expected to trigger notice obligations under WARN;
(x)enter into, modify or amend, negotiate, or terminate any Labor Agreement, or certify or recognize any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employee;
(xi)amend the Company Charter Documents or organizational documents of any Subsidiary, in each case, except as required by Law;
(xii)(A) cancel, compromise, waive, or release any material right or claim and (B) institute, settle, or offer or propose to settle any Action involving the Company that would reasonably be expected to require monetary payment by the Company or impose material non-monetary obligations on the Company, other than settlements where the sole obligation of the Company or any Subsidiary is the payment of cash not to exceed $50,000 (net of insurance coverage);
(xiii)grant any license of any rights, abandon, cancel, permit to lapse, fail to pursue any application or renew or maintain registrations for or otherwise dispose of Company-Owned IP material to the business of the Company and its Subsidiaries taken as a whole, other than the grant of non-exclusive licenses in the ordinary course of business or the expiration or lapse of Company-Registered IP at the end of the applicable statutory term;
(xiv)incur, create, assume, become responsible for, or guaranty any incremental Indebtedness for borrowed money other than (A) ordinary course borrowings under the credit facility of the Company and its Subsidiaries to the extent included in Payoff Indebtedness or Funding Debt Arrangements or (B) for or to the Company or any of its Subsidiaries;
(xv)(A) make (other than in the ordinary course consistent with past practice), change, or revoke any income Tax or other material Tax election; (B) settle or compromise any claim, controversy, examination or other proceeding relating to income

Taxes or other material Taxes; (C) except as required by applicable Law, make any change to (or make a request to any Governmental Authority to change) any of its methods, policies or practices of Tax accounting; (D) amend, refile or otherwise revise any previously filed Tax Return with respect to income Taxes or other material Taxes, or knowingly forgo the right to any refund or rebate of a previously paid income Tax or other material Tax;
(E) enter into or terminate any closing agreements with a Governmental Authority; or
(F) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes (other than any extensions automatically granted);
(xvi)amend, modify, terminate, or cancel any Contract set forth on Section 3.16(a) of the Disclosure Schedule (other than upon any expiration of the term of any such Contract) other than in the ordinary course of business consistent with past practice; and provided, that, in no event will the Company or its Subsidiaries enter into any Contract that, or amend or modify any existing Contract in such a manner that would, limit or otherwise restrict in any material and adverse respect the ordinary course business operations of the Company or its Subsidiaries;
(xvii)enter into a Contract with any officer, director or Affiliate of the Company or its Subsidiaries (other than the Company’s Subsidiaries) or any individual in such officer’s or director’s or Affiliate’s immediate family;
(xviii)change its present accounting methods or principles in any respect;
(xix)adopt a plan or agreement of complete or partial liquidation or dissolution; or

actions.

(xx)agree in writing or obligate itself to take any of the foregoing
Notwithstanding anything to the contrary in this Section 6.1(a), (i) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1(a) shall be deemed a breach of this Section 6.1(a), unless such action would constitute a breach of one or more of such provisions, (ii) the Company and its Subsidiaries may make payments under Contracts for Payoff Indebtedness, (iii) the Company and its Subsidiaries may enter into and/or pay any bonus arrangements with employees of the Company or its Subsidiaries so long as such bonuses are included in the calculation of the Indebtedness Amount or Transaction Expenses, and
(iv) the Company and its Subsidiaries may determine they need to take measures or will sustain impacts on its business as a result of COVID-19, and nothing herein shall prevent the Company or its Subsidiaries from taking all reasonable measures it deems fit in order to preserve its business as a result thereof, nor shall any such impact sustained by the Company or its Subsidiaries be deemed as a breach of this Section 6.1(a).
(b)Without limiting the Purchaser’s obligations pursuant to Section 6.3, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Purchaser and its Subsidiaries shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Purchaser or any of its Subsidiaries of the Transactions. Without limiting the generality of the foregoing or the Purchaser’s obligations under this Agreement, from the date hereof until the Closing, the Purchaser shall take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain any debt or equity financing necessary for it to consummate the transactions contemplated by this Agreement.
(a)For purposes of this Agreement, the “reasonable best efforts” of the Company and/or the Seller will not require the Seller, the Company or any of its Subsidiaries or Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement (including any Contract set forth on Section 3.16 of the Disclosure Schedule), to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the Transactions, to waive or forego any right, remedy or condition hereunder; provided that the Company and the Seller will be permitted to grant accommodations or concessions regarding any of the foregoing in its sole discretion so long as such accommodations or concessions are paid prior to the Closing Date or included as Transaction Expenses in the Closing Statement.
Section 6.2    Exclusivity. Each of the Company and the Seller agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and in the case of the Company, it shall cause its Subsidiaries not to, directly or indirectly: (a) knowingly solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal.

Section 6.3    Reasonable Best Efforts.
(a)Subject to the terms and conditions of this Agreement, each of the Company, the Seller and the Purchaser shall use its respective reasonable best efforts, as applicable, to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filings under such Antitrust Laws, (iv) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to:
(A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws,
(D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions; and (v) make all filings with and give all notices to and obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party that are necessary to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(b)In furtherance and not in limitation of the foregoing: (i) the Purchaser and the Company agree to (A) make, or cause to be made, appropriate filings pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions, in draft form where appropriate, as soon as practicable, (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law (including any extensions thereof) as soon as practicable and (ii) each Party agrees to (A) supply as soon as practicable any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.3 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable. The Purchaser shall be responsible for all filing fees under the HSR Act and other Antitrust Laws and any other Laws applicable to the Purchaser.
(c)Each Party shall: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or substantive discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or substantive discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other Party prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, (i) each of the Purchaser, the Seller and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the Party providing the non-public information, and (ii) materials may be redacted (A) to remove references concerning the valuation of the Seller and/or the Company, (B) as necessary to comply with contractual arrangements and
(C) as necessary to address reasonable attorney-client, work product, or other privilege or confidentiality concerns.
(d)The Purchaser shall not, and shall cause its Affiliates to not, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition could reasonably be expected to increase the risk of not obtaining or delaying obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other Laws with respect to the Transactions.
Section 6.4    Public Announcements. No press release or public announcement related to this Agreement or the Transactions, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, will be issued or made by any Party without the joint approval of the Seller and the Purchaser, unless required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in the reasonable opinion of counsel), in which case the Purchaser, the Company and the Seller will have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that the foregoing shall not preclude communications or disclosures reasonably necessary to implement the provisions of this Agreement; provided, further that the Seller and its Affiliates may (i) disclose the subject matter of this Agreement, and on a confidential basis, financial return and other financial performance or statistical information (not already publicly available or derived from publicly available information, in each case other than as a result of a breach of the Seller’s or any of its Affiliates’ confidentiality obligations) in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors and (ii) to the extent the Seller or any Affiliate or Representative thereof is contacted by the press or any publication, it or they shall be permitted to confirm or correct its invested capital and internal rate of return on invested capital with respect to the Transactions (and for the avoidance of doubt, provide financial return and other financial performance or statistical information publicly available or derived from publicly available information, in each case other than information disclosed as a result of a breach of the Seller’s or any of its Affiliates’ confidentiality obligations); and provided, further that the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any announcement to its employees, customers, suppliers and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such announcement is necessary or advisable (provided the Company shall use its reasonable best efforts to provide such announcement to the Purchaser a reasonable time prior to making such announcement, and consider in good faith any comments of the Purchaser).
Section 6.5    Access to Information; Contact with Employees, Customers and Suppliers.
(a)Subject to applicable Laws relating to the exchange of information and to
Section 6.5(b), from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to the Purchaser and its Representatives, reasonable access during normal business hours (x) to the Company’s and its Subsidiaries’ properties, books, Contracts and records, and (y) to the individuals listed on in Section 6.5 of the Disclosure Schedule for reasonable management presentations, meetings, Q&A sessions and interviews, in each case upon reasonable prior written notice and coordinated through the Company; and the Company shall furnish promptly to the Purchaser such access to and information concerning the Company’s and its Subsidiaries’ respective business and properties as the Purchaser may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that the Company and its Subsidiaries shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (i) violate applicable Law or a Contract or obligation of confidentiality owing to a third party, (ii) jeopardize the protection of the attorney-client privilege, (iii) disclose any non-financial trade secrets of the Company or any of its Subsidiaries, (iv) expose such Person to risk of liability for disclosure of sensitive or personal information, (v) disclose interactions with other prospective buyers of the Company or its Affiliates or the negotiation of this Agreement and the Transactions, or information relating to the analysis, valuation or consideration of the Transactions, or (vi) if the Company or any of its Affiliates, on the one hand, and the Purchaser and any of its Affiliates, on the other hand, are adverse parties in a litigation, disclose any information that is reasonably pertinent thereto; provided, further, that such access shall not extend to any sampling, monitoring, testing or analysis of soil, groundwater, building materials or other environmental media, including of the type generally referred to as a “Phase II” environmental investigation. Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, the Purchaser shall not, and the Purchaser shall cause its respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.
(b)Prior to the Closing, the Purchaser and its Representatives may only contact and communicate with the employees, agents, Representatives, clients, brokers, service providers, regulators, suppliers and other material business relations of the Company and its Subsidiaries related to the Transactions after prior consultation with and written approval of the Seller. Notwithstanding the foregoing, the Purchaser and its Representatives may contact and communicate with the individuals listed on in Section 6.5 of the Disclosure Schedule, but solely with respect to integration planning.

Section 6.6    Access to Books and Records. From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Seller and its authorized Representatives with access, during normal business hours and upon reasonable notice and subject to applicable Laws relating to the exchange of information, to (a) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and
(b) employees of the Purchaser, the Company, its Subsidiaries and their respective Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries with respect to any period prior to the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof that the Purchaser or the Company may intend to destroy, alter or dispose of.
Section 6.7    Indemnification and Insurance; Releases.
(a)From and after the Closing, the Purchaser shall, and shall cause the Company to (i) indemnify, defend and hold harmless each current and former manager, director, officer, stockholder or member, of the Company or any of its Subsidiaries, as applicable, and each person who served as a manager, director, officer, stockholder, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries or the Seller, as applicable, (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries or the Seller, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries or the Seller, as applicable, to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as in effect on the date hereof and (B) any indemnification agreements with an Indemnitee, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, from and after the Closing, the Purchaser shall ensure that the Company and each of the Company’s Subsidiaries fulfills its obligations to the applicable Indemnitees pursuant to the terms of the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as in effect on the date hereof.
(b)From and after the Closing, the Purchaser shall, and shall cause the Company to, pay and advance to each Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 6.7 or the enforcement of an Indemnitee’s rights under this Section 6.7 as and when incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Company Charter Documents, applicable organization documents of Subsidiaries of the Company or applicable indemnification agreements as in effect on the date hereof). Any determination required to be made with respect to whether an Indemnitee’s conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be and as in effect on the date hereof, shall be made by independent legal counsel selected by the Indemnitee and reasonably acceptable to the Purchaser.
(c)An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any D&O Claim relating to any acts or omissions covered under this Section
6.7 with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to the Purchaser; provided, however, that the Purchaser (i) shall be permitted to participate in the defense of such D&O Claim at its own expense and (ii) shall not be liable for any settlement effected without the Purchaser’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement includes an unconditional release of each Indemnitee from any liabilities arising out of such D&O Claim. Each of the Purchaser and the Company and its Subsidiaries shall cooperate with the Indemnitees in the defense of any D&O Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by an Indemnitee in connection therewith. Notwithstanding anything to the contrary contained in this Section 6.7 or elsewhere in this Agreement, the Purchaser shall not (and the Purchaser shall cause the Company and its Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any D&O Claim, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation. Nothing in this Section 6.7(c) shall relieve the Purchaser or the Company and its Subsidiaries of its obligations set forth in Section 6.7.
(d)On or prior to the Closing, the Company shall use commercially reasonable efforts to negotiate and purchase “tail” insurance coverage (“Tail Coverage”) with an insurer with the same or better credit rating as the current carrier the Company or the Seller, as applicable, has as of the date hereof for a period of six (6) years from the Closing with respect to the policies of directors’ (or managers’) and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof (the “Existing D&O Policy”) maintained by the Company and/or its Subsidiaries or the Seller, as applicable, covering matters arising on or before the Closing; provided that if the Company does not negotiate and purchase such Tail Coverage prior to the Closing, the Purchaser shall negotiate and purchase such Tail Coverage upon Closing and provide reasonably satisfactory evidence to the Seller of the purchase and funding of such Tail Coverage in connection with the Closing. Such Tail Coverage shall be on terms with respect to coverage and in amounts no less favorable than those of the Existing D&O Policy and shall be for the benefit of those Persons covered by the Existing D&O Policy. The costs and expenses related to the Tail Coverage shall be paid one-half by the Purchaser and one-half by the Company and such costs and expenses related to the Tail Coverage paid by the Company shall be included in the calculation of Transaction Expenses.
(e)The provisions of this Section 6.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and the Seller, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of the Purchaser and the Company and its Subsidiaries under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.7 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee, Seller or Representative shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees, the Seller or Representatives to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).
(f)In the event that the Purchaser, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the Company and its Subsidiaries shall assume all of the obligations thereof set forth in this Section 6.7.
(g)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members’, managers’, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Affiliates or any of their respective managers, directors or officers.

Section 6.8    No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of the Seller, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.9    Employee Matters.
(a)The Purchaser shall, or shall cause the Company and its Subsidiaries to, for a period of at least one (1) year immediately following the Closing (or, if earlier, the relevant individual’s employment termination date), provide to each individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Closing (each, a “Company Employee”) employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, retention, incentive bonus, change in control, transaction, defined benefit pension or post-employment welfare benefits) that are comparable in the aggregate to the employee benefits provided to similarly situated employees of the Purchaser (taking into account any new or adjusted titles for any Company Employee that are made following the Closing). The Purchaser and the Company hereby agree that the consummation of the Transactions shall constitute a “change of control” for purposes of all of the Company Plans listed in the Disclosure Schedule; provided that the exclusion of a Company Plan from the Disclosure Schedule shall not be considered a determination that a “change in control” has not occurred with respect to such Company Plan. The Purchaser shall, or shall cause the Company and its Subsidiaries to, comply with the obligations set forth on Section 6.9(a) of the Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement or any Company Plan, neither the Purchaser nor the Company (or any of their respective Affiliates) shall be required to pay any bonuses in respect of the 2025 performance year under the Company’s annual incentive plan prior the date on which such bonuses would be paid in the ordinary course consistent with past practice.
(b)For eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining severance amounts and future vacation accruals under the compensation and benefit plans, programs, agreements, policies or arrangements of the Purchaser and its Affiliates, after the Closing each Company Employee shall receive credit for his or her service with the Company and its Subsidiaries before the Closing to the same extent that such Company Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Company Plans (except to the extent this credit would result in a duplication of accrual of benefits in respect of the same period of service). In addition, if Company Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement maintained by the Purchaser or its Affiliates (each, a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Closing (each, a “Prior Plan”), the Purchaser shall use commercially reasonable efforts to (i) cause each Company Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, (ii) cause the Successor Plans to waive any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Company Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable and not satisfied under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and (iii) take into account any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of such Company Employee’s commencement of participation in the Successor Plan under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.
(c)After the Closing, the Company and its Subsidiaries shall (i) recognize, honor and provide all earned but unused paid vacation and sick leave days of the Company Employees as of the Closing Date and (ii) allow each of the Company Employees to use such earned but unused vacation and sick leave days at such times as would have been allowed under the Company’s or its Subsidiaries’ vacation and sick leave policies as in effect immediately prior to the Closing. The Company and its Subsidiaries will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9 in connection with the Transactions.
(d)The Company or any of its Subsidiaries that sponsors any Company Plan that is intended to be qualified under Section 401(a) of the Code (a “Company 401(k) Plan”) will adopt resolutions to terminate such Company 401(k) Plan effective no later than one day prior to the Closing, including provisions to fully vest all participant accounts in the Company 401(k) Plan. Purchaser agrees to use commercially reasonable efforts to (i) allow Company Employees to participate under a 401(k) plan sponsored by the Purchaser or its Affiliates (the “Purchaser 401(k) Plan”) as soon as reasonably practicable following the Closing Date and (ii) allow Company Employees to rollover their account balances (including notes associated with plan loans, provided that the Company Employee with such plan loan note cooperates with the Purchaser’s and the Purchaser 401(k) Plan’s administrator’s reasonable requests to effect such note rollover) from the Company 401(k) Plan to the Purchaser 401(k) Plan.
(e)Nothing contained in this Section 6.9, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (iii) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the Parties any right as a third party beneficiary of this Agreement or (iv) shall alter or limit the ability of the Purchaser and its Affiliates to amend, modify or terminate any Company Plan or any other employee benefit plan of the Purchaser or its Affiliates.
Section 6.10 Section 280G. Prior to the Closing, the Company shall, with respect to such payments and/or benefits that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder on account of the Transactions (“Section 280G Payments”), use commercially reasonable efforts to (a) obtain from each Person (each, a “Disqualified Individual”) who has a right to receive or retain any Section 280G Payments an executed written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the relevant equityholders in accordance with Section 280G(b)(5)(B) of the Code and (b) obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code such that the Waived Benefits will not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Within a reasonable period of time prior to delivery to each Disqualified Individual and the relevant equityholders of the waiver agreement and vote materials, the Company shall provide to the Purchaser copies of all material documents and analyses prepared by the Company in connection with this Section 6.10. The Parties acknowledge that this Section 6.10 shall not apply to any arrangements entered into at the direction of the Purchaser or between the Purchaser and its Affiliates, on the one hand, and a Disqualified Individual on the other hand (“Purchaser Arrangements”) unless the Purchaser provides the Company in writing with information regarding the Purchaser Arrangements at least fifteen (15) days prior to the Closing and reasonably cooperates with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could constitute a “parachute payment” under Section 280G of the Code. The Parties acknowledge that the Company cannot compel any Disqualified Individual to waive any existing rights under a contract or agreement with the Company or any of its Affiliates and in no event shall the Company be deemed in breach of this Section 6.10 if any such Disqualified Individual refuses to waive any such right. To the extent applicable, prior to the Closing Date, the Company will deliver to the Purchaser evidence reasonably acceptable to the Purchaser that a vote of the relevant equityholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.10 and that either (i) the requisite number of votes of the relevant equityholders was obtained with respect to the Waived Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained and, as a result, no Waived Benefits will be made or provided.
Section 6.11 Purchaser Insurance Policy. In the event that the Purchaser or any of its Affiliates binds any insurance policy in connection with the representations and warranties or other provisions of this Agreement (a “Purchaser Insurance Policy”), the Purchaser shall cause such Purchaser Insurance Policy to expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Seller and its Affiliates (including any former, current or future Representative of the Seller) based upon, arising out of, or in any way connected to this Agreement, the Transactions, or such Purchaser Insurance Policy other than in the event of Fraud. The Seller shall be an intended third party beneficiary under any Purchaser Insurance Policy of the immediately preceding provision. The Purchaser shall not and shall cause its Affiliates to not amend, waive, modify or otherwise revise the foregoing subrogation provision in any Purchaser Insurance Policy.
Section 6.12 Payoff Letters and Transaction Expense Invoices. The Company shall use reasonable best efforts to (a) deliver to the Purchaser two (2) Business Days prior to the Closing Date the Payoff Letters, (b) make arrangements for such holders of the Payoff Indebtedness to deliver, subject to the receipt of the applicable Payoff Amounts, all related lien releases to the Purchaser as soon as practicable after the Closing, and (c) deliver to the Purchaser two (2) Business Days prior to the Closing Date the Transaction Expense Invoices.
Section 6.13 Change of Name of the Seller. Within twenty (20) days after the Closing, the Seller will take such action as is necessary to change its legal name so that it does not contain the phrase “Purchasing Power” and shall no longer use the name “Purchasing Power” as its name in its correspondence or communications with third parties (other than in referring to itself as “formerly named” as such).
Section 6.14 Waiver and Release. Effective as of the Closing, each Party, for itself and each of its Affiliates and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, or any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by this Agreement (each, a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, agreements, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or might have or may assert now or in the future, against the other Party or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Releasee”) arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Company or any of its Subsidiaries, the ownership of the Company Units, the business or the operation, management, use or control of the businesses of the Company or the transactions contemplated by this Agreement or the other agreements contemplated hereby; provided, however, that nothing contained in this Section 6.14 (i) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement or any other agreements contemplated hereby, (ii) will limit restrict or prejudice any of the Purchaser’s or the Seller’s rights, remedies, recourse or ability to maintain a claim or recover any amounts against a Party for Fraud, (iii) will limit, restrict or prejudice any of the Purchaser’s, the Seller’s or the Company’s rights, remedies or recourse or ability to retain a claim or recover any amount against any employees of the Company or its Subsidiaries in respect of any matters related to employment or (iv) will limit the Seller’s rights (x) against any current or former equityholder of the Seller related to the ownership by such equityholder of equity interests in the Seller or any rights or obligations with respect thereto, (y) against any current or former officer or director of the Seller (in such Person’s capacity as such) or (z) against any such Person pursuant to the Amended and Restated Limited Liability Company Agreement of the Seller or any other agreement to which the Seller and such Person is a party. The Seller shall be entitled to enforce this Section 6.14 on behalf of itself and its Releasees and the Company and its Releasees and the Purchaser shall be entitled to enforce this Section 6.14 on behalf of itself and its Releasees.

Section 6.15 Termination of Certain Agreements. As of or prior to the Closing Date, the Company shall, and shall cause its applicable Subsidiaries to, terminate, or cause to be terminated, each contract set forth on Section 3.20 of the Disclosure Schedule, in each case, in accordance with terms set forth on such schedule. The Company will cause all loans between the Company or any Subsidiary of the Company, on the one hand, and the Seller and its Affiliates (other than the Company and the Company’s Subsidiaries), on the other hand, to have been released or paid in full prior to or at the Closing with no surviving liabilities with respect to the Company or any of the Company’s Subsidiary following the Closing.
ARTICLE VII CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a)Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.
(b)No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal.
Section 7.2    Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Seller and the Company set forth in Article III and Article IV (excluding the representations and warranties set forth in clause (y) of Section 3.7(a) and the Fundamental Representations), disregarding all qualifications and exceptions contained therein including the word “material”, “materiality”, or “Company Material Adverse Effect”, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case except where the failure to be true and correct would not have a Company Material Adverse Effect,
(ii) the representations and warranties of the Company set forth in clause (y) of Section 3.7(a) shall have been true and correct in all respects as of the date of this Agreement, and (iii) the Fundamental Representations shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except that the first sentence of Section 3.5 shall be true and correct in all material respects except for any de minimis inaccuracies.

(b)Performance of Obligations of the Company and the Seller. The Company and the Seller shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
(c)Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate of the Company, dated as of the Closing Date, stating that the preconditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
If the Closing occurs, all closing conditions set forth in this Section 7.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.
Section 7.3    Conditions to Obligations of the Seller and the Company. The respective obligations of each of the Seller and the Company to consummate the transactions contemplated by this Agreement to occur at the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement, disregarding all qualifications and exceptions contained therein including the word “material”, “materiality”, or “Purchaser Material Adverse Effect”, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case except where the failure to be true and correct would not have a Purchaser Material Adverse Effect.
(b)Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)Officer’s Certificate. The Purchaser shall have delivered to the Company and the Seller a certificate of the Purchaser, dated as of the Closing Date, stating that the preconditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
If the Closing occurs, all closing conditions set forth in this Section 7.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company and the Seller.
Section 7.4    Frustration of Closing Conditions. None of the Seller, the Company or the Purchaser may rely on the failure of any condition set forth in Section 7.1, Section
7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Closing (subject to the applicable limitations set forth herein) and the other transactions contemplated by this Agreement to occur at the Closing or due to the failure of such Party to perform any of its other obligations under this Agreement.
ARTICLE VIII TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)by the mutual written consent of the Seller and the Purchaser;
(b)by either of the Seller or the Purchaser:
(i)if the Closing shall not have been consummated on or before the date that is one hundred twenty (120) days following the date hereof (such date or the date to which it is extended pursuant to Section 10.11, being the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or
(ii)if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 6.3.
(c)by the Purchaser if the Company or the Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (ii) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or
(d)by the Seller if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (ii) cannot be cured by the Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from the Seller stating the Seller’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; provided further, that neither a breach by the Purchaser of Section 5.5 nor the failure to deliver the Closing Purchase Price and the other Closing payments pursuant to Article I at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Seller.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.2 and Article X (other than Section 10.11), all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchaser, the Seller or the Company or their respective managers, directors, employees, officers, Affiliates or Representatives hereunder; provided, however, that no Party shall be relieved or released from any liabilities or damages arising out of willful breach of this Agreement. For purposes of clarification, if the Purchaser does not close the Transactions at the time required by Section 1.2, in circumstances in which all of the conditions set forth in Section
7.1 and Section 7.2 have been satisfied or waived, such event shall be deemed to be a willful breach by it of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against the Purchaser for any alleged breach of this Agreement by the Purchaser occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Seller, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by the Seller.
ARTICLE IX CERTAIN TAX MATTERS
Section 9.1    Intended Tax Treatment. The Parties hereto intend that, for U.S.
federal and applicable state and local income Tax purposes, the acquisition of the Purchased Units contemplated by this Agreement shall be treated as a taxable acquisition of (a) the stock of FPF and (b) the partnership interests of PPH by the Purchaser (or Parent) from the Seller. The Purchaser and the Seller shall, and shall cause their Affiliates to, prepare and file all Tax Returns on a basis consistent with the intended tax treatment set forth in this Section 9.1 and, unless otherwise required pursuant to a final “determination” as defined in Code Section 1313(a) or other good faith resolution of a Tax contest, shall not, and shall cause their Affiliates not to, take any inconsistent position (whether in audits, on any Tax Return or otherwise).
Section 9.2    Tax Year; Straddle Periods.
(a)The Parties agree that the Transactions result in a continuation of PPH and not a termination within the meaning of Section 708(b) of the Code and no Party shall take a position inconsistent therewith for any Tax purpose.
(b)With respect to the preparation of any Tax Return for any Straddle Period and for all purposes of this Agreement, the Parties agree that: (A) PPH and its applicable Subsidiaries shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. Law) to account for any varying interests in PPH such that any income, gain, loss and deduction (and any other items) for the portion of such Straddle Period ending on and including the Closing Date shall be llocated solely to the members of PPH with respect to the Pre-Closing Tax Period, (B) all deductions of the Company and its Subsidiaries attributable to the transactions contemplated by this Agreement (including any deductions attributable to the Transaction Tax Deductions) shall be taken into account in the Pre-Closing Tax Period (and allocated solely to the members of PPH with respect to the Pre-Closing Tax Period) to the extent permitted at a “more likely than not” or higher level of comfort, determined as if the Tax year ended on and included the Closing Date, (C) any financing or refinancing arrangements entered into at any time by or at the direction of the Purchaser, or its Affiliates or any other transactions entered into by or at the direction of the Purchaser or its Affiliates in connection with the Transactions shall not be taken into account in the Pre-Closing Tax Period, and (D) any items of income, gain, loss and deduction attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing shall not be taken into account in the Pre-Closing Tax Period and shall be allocated to the period beginning after the Closing Date.
(c)The Purchaser shall cause FPF to join the Purchaser’s Affiliated Group effective on the day immediately after the Closing Date. The Parties agree that the Purchaser and its Affiliates and the Company and its Subsidiaries: (i) shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Law) and
(ii) shall not apply the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions.
Section 9.3    Tax Returns.
(a)If not filed by the Company or its Subsidiaries prior to the Closing Date, the Purchaser shall, at its sole expense, prepare and timely file, or cause to be prepared and filed, all Tax Returns for the Company and its Subsidiaries for Pre-Closing Tax Periods and for Straddle Periods that are filed or are required to be filed after the Closing Date. Except to the extent otherwise required by applicable Law, and subject to this Section 9.3, (i) all Pass-Through Tax Returns and (ii) any other Tax Returns that will be filed before the final determination of the Final Purchase Price pursuant to Section 2.2 of the Company and its Subsidiaries (clauses (i) and
(ii) together, “Pre-Closing Tax Returns”) shall be prepared in a manner that is consistent with the past customs, practices, jurisdictions, and accounting methods of the Company and its Subsidiaries. The Purchaser shall provide to the Seller drafts of each Pre-Closing Tax Return related to income Taxes (including any such Pass-Through Tax Return) at least twenty (20) days prior to the filing thereof for the Seller’s review and comment, and with respect to any Pass-Through Tax Returns, Seller’s approval. The Purchaser and its Affiliates shall consider in good faith any reasonable changes requested by the Seller to any such Pre-Closing Tax Returns, and with respect to any Pass-Through Tax Returns, obtain the approval of Seller prior to filing (which approval shall not be unreasonably withheld, conditioned, or delayed). In addition, the Purchaser and its Affiliates shall, or shall cause PPH (or its applicable Subsidiaries) to, (x) deduct the Transaction Tax Deductions in the Tax period that ends on the Closing Date to the extent permitted at a “more likely than not” or higher level of comfort, and (y) make the election pursuant to Revenue Procedure 2011-29, 2011-18 IRB 746 such that 70% of any success-based fees will be deductible for U.S. federal and applicable state or local income tax purposes and shall be included in the calculation of Transaction Tax Deductions. After the Closing, the Purchaser will (A) use commercially reasonable efforts to deliver or cause to be delivered to the Seller by the 15th of March following (i) any taxable year ending on or prior to the Closing Date for which a partnership income Tax Return has not been filed prior to the Closing and (ii) the year that includes the Closing Date, Schedule K-1 issued by Purchasing Power Holdings, LLC and other information reasonably requested by the Seller that is reasonably necessary for the preparation of income Tax Returns of the Seller (or its beneficial owners) for such taxable year; and (B) provide the Seller with any other information or estimates reasonably requested by the Seller (or its beneficial owners) for Tax reporting purposes promptly upon request by the Seller.
Section 9.4    Straddle Allocation. For purposes of this Agreement, in the case of any Straddle Period, (a) the amount of any Taxes based on or measured by income, gains, receipts, sales or payroll of the Company and its Subsidiaries for any portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such period; and (b) the amount of other Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 9.5    Post-Closing Tax Actions. Following the Closing, the Purchaser shall not, and shall cause the Company and its Subsidiaries and any Affiliates of the foregoing to not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), and except as required by applicable Law: (a) file (except as permitted under Section 9.3), re-file, amend, or otherwise modify any Tax Return relating to any Pre-Closing Tax Period or Straddle Period; (b) file any ruling or request with any Tax authority that relates to Taxes or Tax Returns of the Company and its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (c) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes or Tax Returns for any Pre-Closing Tax Period or Straddle Period, including in jurisdictions in which the Company or any of its Subsidiaries have not filed Tax Returns or paid Taxes; (d) extend or waive, or cause to be extended or waived, or permit the Company or its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or Straddle Period; (e) make or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period or Straddle Period of the Company or any of its Subsidiaries (including any election under Section 336 or 338 of the Code or any corresponding provision of state, local or non-U.S. Tax law); and (f) file an administrative adjustment request under Section 6227(a) of the Code or any similar provision or successor provision of the Partnership Tax Audit Rules or other Tax Law in any jurisdiction, in respect of any Pass-Through Tax Return related to the Company or its Subsidiaries for any Pre-Closing Tax

Period, in each case, to the extent such action (or inaction) relates to or would impact items reported on any Pass-Through Tax Return or could increase Taxes for which Seller (or its direct or indirect equityholders) would be liable (including as a result of such Taxes being included in the Indebtedness Amount or Transaction Expenses) or decrease any amounts to which Seller is entitled under Section 9.6.
Section 9.6    Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, shall each pay and be responsible for one-half of all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes imposed or incurred with respect to the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, interest or other additions with respect to Transfer Taxes. The Purchaser and the Seller shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall reasonably cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.
Section 9.7    Cooperation. Following the Closing, the Purchaser, the Seller and the Company shall (and the Company shall cause its Subsidiaries and any Affiliates of the foregoing to) cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary in connection with the preparation of any Tax Returns and any Tax inquiry, audit, investigation or any other matter requiring any such books and records, information or employees, including the provision of applicable powers of attorney and similar authorizations. Following the Closing, the Purchaser shall (a) cause the Company and the Company’s Subsidiaries to retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods for a period of at least seven
(7) years following the Closing Date, and (b) provide to Seller any information requested by Seller in respect of the Taxes of Seller or any of its direct or indirect owners.
Section 9.8    Intermediate Transaction Tax Shelter. The Purchaser shall not take any action with respect to the Company or any of its Subsidiaries that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
Section 9.9    Purchase Price Allocation.
(a)For U.S. federal (and applicable state and local) income Tax purposes, the Parties agree that the Final Purchase Price (together with any adjustments thereto and any assumed liabilities, costs, payments and any other amounts properly characterized as consideration for Tax purposes) (the “Tax Purchase Price”) shall be allocated between the Company’s interests in PPH and FPF in accordance with Exhibit D.
(b)The amount of the Tax Purchase Price allocable to the Company’s interests in PPH (such amount, the “Purchasing Power Interests Purchase Price”) shall be allocated among the assets of PPH as determined for income Tax purposes, including for purposes of Code Section 751 and Code Section 743, in accordance with the allocation methodology set forth on Exhibit D attached hereto, resulting in the allocation set forth in the Draft Allocation Statement (as defined below) and as finally determined pursuant to Section 9.9(c) hereof. Such allocation, as finally determined hereunder, shall be binding upon the Purchaser, the Seller, and their respective Affiliates for all Tax purposes, and each such Person, as applicable, (i) shall file, or cause to be filed, all applicable Tax Returns, including IRS Form 8308 and the informational statements required pursuant to Treasury Regulations Section 1.751-1(a)(3), in accordance with such allocation, and (ii) shall not take or permit their respective Affiliates to take any position on any Tax Return or in any proceeding relating to Taxes that is inconsistent with such allocation, unless required by a final “determination” (within the meaning of Section 1313(a) of the Code) or the good faith resolution of a Tax proceeding.
(c)Within sixty (60) days after the final determination of the Final Purchase Price pursuant to Section 2.2, the Purchaser shall deliver to the Seller a statement that is prepared consistent with the methodologies set forth on Exhibit D (the “Draft Allocation Statement”) setting forth in reasonable detail the Purchaser’s determination of the allocation of the Purchasing Power Interests Purchase Price among the assets of PPH. The Seller shall have sixty
(60) days after receipt of such Draft Allocation Statement within which to review, object or consent to the Purchaser’s determination. If the Seller does not object in writing to such Draft Allocation Statement in such period, then it shall become the “Final Allocation Statement”. If the Seller objects in writing to such Draft Allocation Statement, then the Parties shall follow the procedures set forth in Section 2.2(a), applied mutatis mutandis, to resolve any disagreements with respect to such Draft Allocation Statement, including referring such disagreements to the Valuation Firm for resolution. Once the Draft Allocation Statement is finalized in accordance with the above procedures, it shall become the Final Allocation Statement.
(d)Notwithstanding anything herein to the contrary, any subsequent adjustments or amounts properly treated as adjustments to the Closing Purchase Price shall be incorporated into the Final Allocation Statement as mutually agreed to by the Seller and the Purchaser in accordance with the underlying allocation principles (including the methodology described in Exhibit D) and any dispute with respect thereto shall be governed by the procedures set forth in Section 9.9(c).
Section 9.10    Tax Contests.
(a)The Purchaser and each of its Affiliates (including after the Closing the Company and its Subsidiaries) shall promptly (and in any event within ten (10) days) forward, or shall cause to be promptly (and in any event within ten (10) Business Days) forwarded, to Seller all written notifications and other communications from any taxing authority relating to any Tax liability of or the commencement of any claim, audit, examination, or administrative or court proceeding relating to (i) a Pass-Through Tax Return, (a “PT-Tax Proceeding”) and (ii) the Company or any Subsidiary of the Company for a Pre-Closing Tax Period during the period prior to the Final Purchase Price (and each component thereof) being finally determined under this Agreement, provided that no failure or delay of the Purchaser in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is materially and adversely prejudiced as a result of such failure or delay.

(b)The Seller shall have the right to control and represent the interests of the Seller and its direct and indirect owners in any PT-Tax Proceeding (including any settlement or disposition thereof); provided, however, that the Purchaser (at the Purchaser’s expense) shall be permitted to participate in any such PT-Tax Proceeding, Seller shall keep Purchaser reasonably informed of the status of any such PT-Tax Proceeding, and Seller shall not enter into any settlement of, or otherwise compromise, any such PT-Tax Proceeding, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)If, after receiving written notice of a PT-Tax Proceeding, the Seller declines to exercise its control rights pursuant to Section 9.10(b) with respect to such PT-Tax Proceeding, then the Purchaser shall control the conduct of such PT-Tax Proceeding; provided, that the Purchaser shall (i) keep the Seller apprised of the status of such PT-Tax Proceeding, including by giving the Seller advance notice of, and opportunity to attend, any in-person or telephonic meetings, (ii) provide copies of any material written correspondence or other material submissions received from a taxing authority with respect to such PT-Tax Proceeding, (iii) provide copies of any material written correspondence to be provided to any taxing authority in connection with such PT-Tax Proceeding to the Seller for the Seller’s review and comment, with all reasonable written comments of the Seller to be reflected in such correspondence or submission, and (iv) not enter into any settlement of, or otherwise compromise, any such PT-Tax Proceeding, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)Notwithstanding anything to the contrary, the Parties hereto acknowledge and agree that, to the extent such election is available, an election pursuant to Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any such PT-Tax Proceeding shall be made for a Pre-Closing Tax Period with respect to any Pass-Through Tax Returns of the Company and its Subsidiaries.
Section 9.11 No Section 338 or Section 336 Election. The Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) not to, make any election under Code Section 338 or Code Section 336 (or any similar provision under state, local or non-U.S. Law) with respect to the acquisition of the Company and its Subsidiaries pursuant to this Agreement.
ARTICLE X MISCELLANEOUS
Section 10.1 No Survival of Representations and Warranties and Certain Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms contemplate performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Section 6.13, (c) Article IX, and (d) Article X (but in the case of Section 10.11, solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing); provided, that notwithstanding the foregoing, the Parties’ right to seek any remedy against a Party on account of Fraud shall not be limited by this Section 10.1. If no term is specified, each covenant and agreement herein requiring performance after the Closing, will, in each case, survive for twenty (20) years following the Closing, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. The Confidentiality Agreement shall terminate as of the Closing.
Section 10.2 Acknowledgement by the Purchaser. The Purchaser acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation and verification, (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (c) the Seller Representations constitute the sole and exclusive representations and warranties of the Seller in connection with the Transactions,
(d) except for the Company Representations by the Company and the Seller Representations by the Seller, none of the Company, the Seller or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Seller, the Company or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Company and its Subsidiaries or the Seller, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Seller, the Company and its Subsidiaries and all other Persons (including the Representatives of the Company or its Subsidiaries and the Seller and its Affiliates and their respective Representatives) and the Purchaser and its Affiliates are not relying on any representations and warranties in connection with this Agreement or the Transactions except the Company Representations by the Company and the Seller Representations by the Seller. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, the Purchaser hereby acknowledges and agrees that none of the Seller, the Company or its Subsidiaries or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser has not relied on any such estimates, projections or other forecasts or plans. The Purchaser further acknowledges and agrees that from and after the Closing (i) none of the Seller, the Company, its Subsidiaries or any other Person shall have or be subject to any liability to the Purchaser, the Company or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to the Purchaser or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions and (ii) the Purchaser and its Affiliates have not relied on any such information, document or material. The Purchaser acknowledges and agrees that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.2. The Seller shall have the right to enforce this Section 10.2 on behalf of any Person that would be benefitted or protected by this Section 10.2 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.
Section 10.3 Certain Consents. Certain consents to the Transactions may be required from Governmental Authorities or parties to Contracts to which the Company or one of its Subsidiaries is a party (including the agreements set forth on Section 3.16(a) of the Disclosure Schedule) and such consents have not been obtained and may not be obtained. Neither the Company nor the Seller will have any liability whatsoever to the Purchaser (and the Purchaser will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions, other than pursuant to the HSR Act or because of the default, acceleration or termination of or loss of right under any such contract, or other agreement as a result thereof. Further, no representation, warranty or covenant of the Company contained herein will be breached or deemed breached (solely for purposes of Section 7.2) and no condition of the Purchaser will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of right.
Section 10.4 Fees and Expenses. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the fees and expenses to be borne by the Purchaser in accordance with Section 1.3(c), Section 6.3(b), Section 6.7(d) and Section 9.6), whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.
Section 10.5 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Purchaser and the Seller by their duly authorized officers; provided, that such amendment or supplement is promptly delivered to the other Parties.

Section 10.6 Waiver. At any time prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party,
(b) extend the time for the performance of any of the obligations or acts of any other Party or
(c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that following the Closing, each Party may assign its rights, interests and obligations hereunder to its Affiliates but such assignment shall not relieve such Party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.
Section 10.8 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.
Section 10.9 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Indemnitees and the Seller under Section 6.7, (ii) the rights of the Seller’s Affiliates and Representatives under Section 10.2, (iii) the rights of the Non-Recourse Parties under Section 10.17, (iv) the rights of the Retained Counsel under Section 10.18 and (v) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.
Section 10.10    Governing Law; Jurisdiction.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)Other than disputes submitted to the Valuation Firm pursuant to Section 2.2 (which shall be addressed in accordance with the procedures set forth in Section 2.2) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal ourt within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.10 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article X. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
Section 10.11 Specific Enforcement.
(a)Immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, subject to Section 10.1 and Section 10.2, if for any reason the Purchaser, the Seller, or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement (excluding, for the avoidance of doubt, if the Closing has occurred, any failure to perform or breach for which the Parties have no liability under this Agreement pursuant to Section 10.1 and/or Section 10.2), then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.
(b)The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Seller and the Company, on the one hand, or the Purchaser, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Purchaser pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
(c)Notwithstanding anything to the contrary in this Agreement, prior to the Closing, to the extent any Party brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to or at the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or, if longer, (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.
Section 10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 10.13 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:
If to the Purchaser or, after the Closing, to the Company, to: c/o PROG Holdings, Inc.
256 W. Data Drive Draper, Utah 84020
Attention: Chief Legal and Compliance Officer Email: todd.king@progholdings.com with a copy (which shall not constitute notice) to: King & Spalding LLP
1180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309
Attention: Cal Smith and John Anderson
Email: calsmith@kslaw.com; john.anderson@kslaw.com If to Parent, to:
PROG Holdings, Inc. 256 W. Data Drive Draper, Utah 84020
Attention: Chief Legal and Compliance Officer Email: todd.king@progholdings.com with a copy (which shall not constitute notice) to: King & Spalding LLP
1180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309

Attention: Cal Smith and John Anderson
Email: calsmith@kslaw.com; john.anderson@kslaw.com
If to the Seller, to:
Purchasing Power Parent, LLC c/o Flexpoint Ford, LLC
676 N. Michigan Ave., Suite 3300
Chicago, Illinois 60611 Attention: Dominic Hood
Phil Purcell
Email:    dhood@flexpointford.com ppurcell@flexpointford.com
with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP
333 West Wolf Point Plaza Chicago, Illinois 60654 Attention: Mark A. Fennell, P.C.
Justin L. Joffe
Email:    mfennell@kirkland.com
justin.joffe@kirkland.com
If to the Company (prior to Closing), to:
P-Squared, LLC
c/o Purchasing Power, LLC 2727 Paces Ferry Road SE Building 2, Suite 1200
Atlanta, Georgia 30339 Attention: Greg Birge
Email:    gbirge@purchasingpower.com and
Purchasing Power Parent, LLC c/o Flexpoint Ford, LLC
676 N. Michigan Ave., Suite 3300
Chicago, Illinois 60611 Attention: Dominic Hood
Phil Purcell
Email:    dhood@flexpointford.com ppurcell@flexpointford.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
333 West Wolf Point Plaza Chicago, Illinois 60654 Attention: Mark A. Fennell, P.C.
Justin L. Joffe
Email:    mfennell@kirkland.com
justin.joffe@kirkland.com
Section 10.14 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 10.15 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the acquisition of the Company or any of its Subsidiaries, any acquisition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the acquisition of all or a substantial part of the Company Units or capital stock of any Subsidiary of the Company, other than this Agreement and the Transactions.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, except for purposes of Section 3.16, Section 3.20, Section 6.1, Section 6.4, Section 6.15, Section 8.2, Section 10.2, Section 10.17 and the definition of “Non-Recourse Party”, in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with Existing Sponsor, nor shall any other portfolio company of any investment fund affiliated with Existing Sponsor be considered to be an Affiliate of the Company or any of its Subsidiaries.
“Agreement” shall have the meaning set forth in the preamble.
“Antitrust Laws” shall have the meaning set forth in Section 6.3(a).

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption, bribery or money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2(a).
“Base Purchase Price” shall have the meaning set forth in Section 2.1(b).
“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York, New York are authorized or required by Law to be closed.
“Cash” means the sum of all cash, cash equivalents (including deposits in transit, automatic drafts from customer accounts and credit card receivables and reduced by any outstanding checks), and marketable securities (including certificates of deposit), in each case, including any accrued interest thereon.
“Clayton Act” means the Clayton Act of 1914, as amended.
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Balance Sheet” shall have the meaning set forth in Section 2.2(a).
“Closing Date” shall have the meaning set forth in Section 1.2.
“Closing Purchase Price” shall have the meaning set forth in Section 2.1(b). “Closing Statement” shall have the meaning set forth in Section 2.1(a). “Code” means the Internal Revenue Code of 1986, as amended. “Company” shall have the meaning set forth in the preamble.
“Company 401(k) Plan” shall have the meaning set forth in Section 6.9(d).
“Company Charter Documents” means the Company LLC Agreement and the certificate of formation of the Company, in each case, as in effect as of the date of this Agreement.
“Company Employee” shall have the meaning set forth in Section 6.9(a).
“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, as in effect on the date of this Agreement.
“Company Material Adverse Effect” means any change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects or circumstances arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally; (ii) changes in conditions in the securities markets, financial markets, credit markets or capital markets, including
(A) changes in interest rates or credit ratings; (B) changes in monetary policy or exchange rates for the currencies of any country; (C) inflation; or (D) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays, increases in raw material prices and import or export restrictions); (iv) national or international political or social conditions, including political elections, the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (v) changes in regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations (in each case, whether or not violent), any government responses thereto (e.g., curfews) and any escalation or worsening thereof);
(vi) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack (including by means of cyber-intrusion or other cyber-security breach), terrorism or military actions (including any escalation or general worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (vii) the imposition, commencement, continuation or escalation of any trade conflict and/or tariffs or similar event(s) or occurrence(s) by or involving any Governmental Authority; (viii) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other natural or man-made force majeure events; (ix) any (A) epidemic, pandemic or disease outbreak (including COVID-19), human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions (including any COVID-19 Measures); (x) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Transactions (it being understood and agreed that this clause (x) shall not apply to the use of Company Material Adverse Effect in Section 7.2(a) as it relates to Section 3.2(b)); (xi) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (xii) any action taken or refrained from being taken, in each case which the Purchaser has expressly approved, consented to or requested in writing following the date of this Agreement; (xiii) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing); (xiv) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any estimates or expectations of the Company or its Subsidiaries’ revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its or their revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition); (xv) the availability or cost of equity, debt or other financing to the Purchaser; (xvi) any government shutdown or slowdown; and (xvii) the identify of, or any facts or circumstances relating to, the Purchaser or its Affiliates, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xiii) and (xvi) (excluding any change, event, effect or circumstance arising from or related to COVID-19), to the extent (and only to the extent) that such change, event, effect or circumstance has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other similarly situated companies operating in the same industries (and conducting operations in the same geographic locations) in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company-Owned IP” means all Intellectual Property owned by or purportedly owned by the Company and its Subsidiaries.
“Company Permits” shall have the meaning set forth in Section 3.9.
“Company Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based, bonus or incentive compensation, retirement, deferred compensation, profit sharing, severance, change in control, retention, welfare, post-employment welfare, vacation, incentive, fringe benefit or other compensation or benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee of the Company or any of its Subsidiaries (or the dependents or beneficiaries thereof), but excluding any plans or arrangements maintained by any Governmental Authority.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as modified by the Disclosure Schedule. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Systems” means the Software, computer systems, servers, networks and other information technology systems and equipment owned, leased, licensed or used by the Company or any of its Subsidiaries.
“Company Units” shall have the meaning set forth in the recitals.
“Confidentiality Agreement” means the confidentiality letter agreement, dated August 20, 2025, between Purchasing Power, LLC and PRG Ventures, Inc.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other written agreement.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.
“Data Security Requirements” means, collectively, all of the following to the extent relating to personal information, or otherwise relating to privacy, security, or security breach notification requirements: (i) the Company’s and its Subsidiaries’ own written rules, policies and procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate and to which the Company and its Subsidiaries are bound in writing (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts into which the Company or any of its Subsidiaries have entered or by which it is otherwise bound.
“D&O Claim” shall have the meaning set forth in Section 6.7(a).
“Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.
“Draft Allocation Statement” shall have the meaning set forth in Section 9.9(c).
“Environmental Claim” means any Action, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any environmental permit.
“Environmental Laws” means all applicable Laws relating to pollution or protection of the environment, human health or safety, including all such Laws relating to the handling, transportation, treatment, storage, disposal, Release, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect as of the Closing Date. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any environmental permit.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” shall have the meaning set forth in Section 1.3(e)(iii).
“Escrow Agent” means Acquiom Clearinghouse LLC or, if such Person is not willing to serve as the Escrow Agent as contemplated hereby, another national bank selected by the Seller (with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed).
“Escrow Agreement” means an escrow agreement by and among the Purchaser, the Seller and the Escrow Agent, substantially in the form of Exhibit C (with such reasonable changes thereto as the Escrow Agent may require).
“Escrow Amount” shall have the meaning set forth in Section 1.3(e)(iii).
“Estimated Indebtedness Amount” shall have the meaning set forth in Section 2.1(a)(i). “Estimated Transaction Expenses” shall have the meaning set forth in Section 2.1(a)(i). “Existing D&O Policy” shall have the meaning set forth in Section 6.7(d).
“Existing Sponsor” means Edwards Capital, LLC d/b/a Flexpoint Ford, LLC.
“Ex-Im Laws” means all Laws relating to export, reexport, transfer or import controls, including, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export Administration Regulations administered by the U.S. Department of Commerce and the customs and import Laws administered by U.S. Customs and Border Protection.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.
“Final Allocation Statement” shall have the meaning set forth in Section 9.9(c). “Final Purchase Price” shall have the meaning set forth in Section 2.1(c). “Financial Statements” shall have the meaning set forth in Section 3.6(a). “FPF” shall have the meaning set forth in Section 3.6(b).
“Fraud” means, with respect to a party hereto, the knowing and intentional common law fraud under the Laws of the State of Delaware by such Person with respect to the making of the Company Representations (with respect to the Company), the Seller Representations (with respect to the Sellers) or the Purchaser Representations (with respect to the Purchaser) with the actual intent of such Person of deceiving and inducing the party hereto to whom such representations and warranties were made, as finally determined by a court of competent jurisdiction pursuant to a final order; provided that “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation), unjust enrichment or any other equitable claim.
“FSP” shall having the meaning set forth in Section 3.6(b).
“Fundamental Representations” means the representations and warranties of the Company and the Seller contained in Section 3.1, Section 3.2(a), Section 3.5, Section 4.1, Section 4.2(a), and Section 4.3.
“Funding Debt” means the total outstanding indebtedness (excluding debt issuance costs and discount on debt) and accrued interest related to Funding Debt Arrangements.
“Funding Debt Arrangements” means the securitizations and warehouse facilities of the Company and its Subsidiaries.
“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof, consistently applied in the same manner used in preparing PPH’s audited balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2024.
“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality or arbitrator or arbitral body (public or private).
“Government Official” means is (i) an officer, employee or any person acting in an official capacity for or on behalf of a Governmental Authority or, quasi- or partially-government owned or controlled entities; (ii) an officer or employee of an international organization (e.g., World Bank, United Nations); (iii) an officer or employee of a political party or any party official, or a candidate for political office; (iv) a member of the royal or ruling family of a country; or
(v) any individual who is a principal or senior manager of, or who has an immediate family or close personal relationship or business ties with, any of the foregoing individuals or entities.
“Guarantee” shall have the meaning set forth in Section 10.20.
“Guaranteed Obligations” shall have the meaning set forth in Section 10.20.
“Hazardous Substance” means any substance or waste defined as “hazardous” or “toxic” or words of similar meaning and regulatory effect pursuant to Environmental Laws, including asbestos and petroleum.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended.
“Income Tax Liability Amount” means the sum of, with respect to each applicable jurisdiction, the amount (which shall not be less than zero with respect to any single jurisdiction or in the aggregate) equal to the sum of all liabilities for current income Taxes of the Company and its Subsidiaries owing and unpaid as of the Closing Date that are first due after the Closing Date (which, for the avoidance of doubt, shall be reflected as a positive number), computed for any taxable period beginning after December 31, 2024 and ending on or prior to the Closing Date (including the portion of a taxable period ending on the Closing Date) for which an income Tax Return is not filed prior to the Closing Date (each, an “Applicable Tax Period”); provided that for purposes of calculating any such liability for income Taxes: (i) such liability for income Taxes shall be calculated in accordance with the past practice (including reporting positions, jurisdictions, elections, and accounting and valuation methods) of the Company and its Subsidiaries in preparing Tax Returns for income Taxes; (ii) all Transaction Tax Deductions shall be taken into account to the extent “more likely than not” deductible (or deductible at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success-based fees”; (iii) any financing or refinancing arrangements entered into at any time by or at the direction of the Purchaser or any of its Affiliates or any other transactions entered into by or at the direction of the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account; (iv) by excluding any income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing; (v) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies with respect to contingent income Taxes or with respect to uncertain Tax positions; (vi) by excluding any election made after the Closing Date that increases the amount of income realized in (or Tax payable for) a Pre-Closing Tax Period (other than any election actually made on any such Tax Return that is recurring in nature and was consistently made by the Company or applicable Subsidiary on Tax Returns filed prior to the Closing Date); (vii) by excluding all deferred Tax liabilities established or required to be established for GAAP purposes; (viii) by treating the Closing Date as the final day of the taxable year of the Company and each of its Subsidiaries;
(ix) by including any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) resulting from a change in method of accounting;
(x) the amount of accruals for Taxes for the portion of any Straddle Period that is a Pre-Closing Tax Period shall be consistent with Section 9.3(a); (xi) by excluding any income Taxes otherwise taken into account in calculating the Indebtedness Amount or Transaction Expenses; and (xii) by taking into account any payments of estimated income Taxes already made in respect of the relevant period and any overpayments and refunds of Tax for prior periods, to the extent they actually reduce Taxes owed for any Applicable Tax Period.
“Incremental Employer Payroll Taxes” means, with respect to any particular compensatory payment, an amount equal to (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (b) shall be zero with respect to any Person whose total compensation would be payable to them by the Company and its Subsidiaries during the year in which the Closing occurs (assuming such recipient remained employed by the Company or its applicable Subsidiary for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs.
“Indebtedness” means, without duplication, all obligations of the Company or any of its Subsidiaries (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) in respect of letters of credit, surety bonds or similar instruments, in each case to the extent drawn; (iv) as lessee under leases required by applicable accounting principles to be treated as capital leases (calculated as if FASB Accounting Standards Codification Topic 842, Accounting for Leases, has not taken effect); (v) for net termination obligations and benefits under forward currency exchanges, interest rate protection agreements, swap agreements and other hedging arrangements; (vi) consisting of accrued but unpaid deferred compensation, severance, retention, incentive, bonus (other than bonuses in respect of the 2025 performance year under the Company’s annual incentive plan) or commission amounts payable to any current or former employee or other individual service provider of the Company or any of its Subsidiaries, together with any Incremental Employer Payroll Taxes required to be paid in connection therewith calculated as if all such amounts were paid on the Closing Date; (vii) to pay the deferred purchase price of property, equipment, services or equity (including any purchase price obligations, contingent consideration or earn-out obligations, including with respect to past acquisitions by the Company or any of its Subsidiaries); (viii) of third parties that are guaranteed by the assets of the Company or any of its Subsidiaries; (ix) consisting of declared but unpaid dividends or distributions; (x) in respect of bank overdrafts; (xi) for any unfunded liability under any nonqualified defined benefit pension plan or retiree welfare benefit plan (including, in each case, any Incremental Employer Payroll Taxes related thereto, calculated as if all such amounts were paid on the Closing Date); (xii) arising under any factoring or receivables sales arrangements (whether with or without recourse) (other than related to any Funding Debt), (xiii) for the Income Tax Liability Amount; (xiv) constituting any guaranty by the Company or any of its Subsidiaries of any of the foregoing; and (xv) all accrued and unpaid interest, fees and other expenses (including any prepayment penalties) with respect to any of the foregoing.
“Indebtedness Amount” means, without duplication, the Indebtedness of the Company and its Subsidiaries, as determined in accordance with GAAP, as of immediately prior to the Closing; provided that, the “Indebtedness Amount” shall exclude (i) Funding Debt, (ii) any liabilities released or repaid pursuant to Section 6.14 or Section 6.15 or related to intercompany debt between the Company and any of its Subsidiaries and/or any Subsidiary of the Company and another Subsidiary of the Company, (iii) any obligations under operating leases, (iv) deferred revenue or rent, (v) any undrawn letters of credit, or (vi) any obligations under any leases classified as operating leases in the Financial Statements or in accordance with GAAP.
“Indemnitee(s)” shall have the meaning set forth in Section 6.7(a).
“Intellectual Property” means all intellectual property rights throughout the world, including (i) patents, patent disclosures, inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) trademarks, service marks, trade names, domain names, brand names, trade dress, logos, slogans, and other indicia of source, and all goodwill associated with any of the foregoing; (iii) copyrights, designs, works of authorship (whether or not copyrightable), database rights and moral rights; (iv) Software;
(v) privacy and publicity; (vi) applications for and registrations of any of the foregoing; and
(vii) trade secrets, know-how, and rights in other confidential or proprietary information, including processes, formulae, methods, schematics, technologies, designs, techniques, protocols, methodologies, formulations, algorithms, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”).
“International Trade Laws and Regulations” means any domestic Law, Order, license, directive, award or other decision or requirement, including any amendments, having the force or effect of Law, of any applicable Governmental Authority, concerning the importation, exportation, reexportation or transfer of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or transfer, including, as applicable, the Tariff Act of 1930, and other Laws and programs administered or enforced by Governmental Authorities, including, but not limited to, the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the Office of the
U.S. Trade Representative and their predecessor agencies; the Export Controls Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and economic sanctions administered by OFAC; orders of the President regarding embargoes and economic sanctions on transactions with designated countries and entities, including persons and entities designated on Governmental Lists; the antiboycott regulations administered by the U.S. Department of Commerce; the antiboycott regulations administered by the U.S. Department of the Treasury; and other Law adopted by the governments or agencies of other countries relating to the same subject matter as the U.S. Law described above.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means the actual knowledge of the following individuals after reasonable inquiry of their direct reports: Trey Loughran, Ron Oertell and Greg Birge.
“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization or employee representative or association.
“Latest Balance Sheet” shall have the meaning set forth in Section 3.6(a).
“Laws” shall have the meaning set forth in Section 3.9.
“Leased Real Property” shall have the meaning set forth in Section 3.15(b).

“Liens” means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, mortgage, easement, encroachment and security interest of any kind or nature whatsoever in or on any asset, property or property interest.
“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future direct or indirect equity holders, controlling Persons, directors, managers, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members,general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, manager, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, general or limited partner, successor or assignee of any of the foregoing).
“Objections Statement” shall have the meaning set forth in Section 2.2(c).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Outside Date” shall have the meaning set forth in Section 8.1(b)(i).
“Parent” shall have the meaning set forth in the preamble.
“Partnership Tax Audit Rules” means Code Section 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax Laws with respect to audits or assessments pursuant to which any resulting Taxes are assessed at the partnership level absent a contrary election.
“Party” shall have the meaning set forth in the recitals.
“Pass-Through Tax Return” means any income Tax Return (including IRS Form 1065) filed by or with respect to the Company or any of its Subsidiaries for a Tax period ending on or prior to the Closing Date and any Straddle Period to the extent that (a) the Company or any such Subsidiary is treated as a pass-through entity for purposes of such Tax Return and (b) the items reflected on such Tax Return are also reflected on the Tax Returns of the Seller (or its direct or indirect owners) during such Tax period.
“Payoff Indebtedness” shall have the meaning set forth in Section 1.3(d).
“Payoff Letters” means payoff letters in customary form and substance from the administrative agent or other similar agents with respect to each item of Payoff Indebtedness, which payoff letters will (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar liabilities related to any obligations with respect to such item of Payoff Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount, such item of Payoff Indebtedness and related instruments evidencing such item of Payoff Indebtedness will be automatically terminated and (c) state that all Liens, collateral and agreements to subordinate in connection therewith relating to the assets and properties of the Company or any of the Subsidiaries securing such Payoff Indebtedness will be, upon the payment of the Payoff Amount, automatically and irrevocably released and terminated with no ongoing liabilities with respect to the Company or any Subsidiary (other than those which customarily survive the payoff thereof).

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith; (ii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters that would be disclosed by an inspection, title policy, title report or survey with respect to each applicable real property;
(vii) Liens that are disclosed in public records; (viii) Liens that, individually or in the aggregate,
(A)are not substantial in character, amount or extent in relation to the applicable real property and
(B)do not materially and adversely impact the Company’s and its Subsidiaries’ current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s and its Subsidiaries’ present or contemplated business operations at such location; (ix) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (x) purchase money Liens and Liens securing rental payments under capital lease arrangements; (xi) leases and subleases or other occupancy agreements to third party tenants disclosed in Section 3.15(b) of the Disclosure Schedule; (xii) terms and conditions of the leases or other occupancy agreements pursuant to which the Company or any Subsidiary of the Company is a tenant or occupant disclosed in Section 3.15(b) of the Disclosure Schedule; (xiii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (xiv) Liens set forth on Section 10.15(b) of the Disclosure Schedule; (xv) licenses of Intellectual Property; and (xvi) such other Liens that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.
“PPH” shall have the meaning set forth in Section 3.6(a).
“Pre-Closing Tax Period” means a Tax period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Return” shall have the meaning set forth in Section 9.3. “Preliminary Statement” shall have the meaning set forth in Section 2.2(a). “Prior Plan” shall have the meaning set forth in Section 6.9(b).

“PT-Tax Proceeding” shall have the meaning set forth in Section 9.10(a). “Purchased Units” shall have the meaning set forth in the recitals. “Purchaser” shall have the meaning set forth in the preamble.
“Purchaser 401(k) Plan” shall have the meaning set forth in Section 6.9(d).
“Purchaser Arrangements” shall have the meaning set forth in Section 6.10.
“Purchaser Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Purchaser of the Transactions.
“Purchaser Representations” means the representations and warranties of the Purchaser expressly and specifically set forth in Article V of this Agreement. For the avoidance of doubt, the Purchaser Representations are solely made by the Purchaser.
“Purchasing Power Interests Purchase Price” has the meaning set forth in Section
9.9(b).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the environment.
“Releasee” shall have the meaning set forth in Section 6.14.
“Releasor” shall have the meaning set forth in Section 6.14.
“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.
“Restraints” shall have the meaning set forth in Section 7.1(b).
“Retained Counsel” shall have the meaning set forth in Section 10.18.
“Sanctioned Person” means any Person that is the subject or target of sanctions or other restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable sanctions- or export-related restricted party list, including OFAC’s List of Specially Designated Nationals and Blocked Persons, OFAC’s Sectoral Sanctions Identification List, the
U.S. Department of Commerce’s Denied Persons, Entity or Unverified Lists, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets, the UN Security Council Consolidated List or the European Union Consolidated List of Financial Sanctions Targets; (ii) any Person organized or resident in a country or territory that is the subject of comprehensive restrictions under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela or the Crimea region of Ukraine, the so-called Donetsk’s People Republic or the so-called Luhansk People’s Republic of Ukraine (each, a “Sanctioned Country”)); or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any Person(s) described in the foregoing clauses (i) or (ii).
Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council.
“Section 280G Payments” shall have the meaning set forth in Section 6.10.
“Securities Act” shall have the meaning set forth in Section 3.4.
“Seller” shall have the meaning set forth in the preamble.
“Seller Representations” means the representations and warranties of the Seller expressly and specifically set forth in Article IV of this Agreement, as modified by the Disclosure Schedule. For the avoidance of doubt, the Seller Representations are made solely by the Seller.
“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.
“Software” means all software programs in all forms of expression, including firmware, all versions of source code, object code, assembly language, compiler language, machine code, and all other computer code.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing
Date.
“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.
“Successor Plan” shall have the meaning set forth in Section 6.9(b).
“Tail Coverage” shall have the meaning set forth in Section 6.7(d).
“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments in the nature of a tax imposed by a Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, environmental, unclaimed property or escheat, occupation and property taxes, and customs duties, and all interest, penalties, and fines imposed by any Governmental Authority in connection with any of the foregoing.
“Tax Purchase Price” shall have the meaning set forth in Section 9.9(a).

“Tax Returns” means any return, report, information return or statement required to be filed with any Governmental Authority with respect to Taxes, including any attachment thereto and any amendment thereof.
“Transaction Expense Invoices” means with respect to Transaction Expenses for which an invoice would customarily be delivered in connection with payment, invoices for each such Transaction Expense, each issued by the Person to whom payment for such Transaction Expense is owed and setting forth the amount required to be paid in order for such Transaction Expense to be paid in full.
“Transaction Expenses” means an amount equal to, without duplication, all (a) out-of-pocket fees and expenses (including all legal, accounting, financial advisory, brokerage and other advisory, transaction or consulting fees and expenses) incurred by Seller or the Company or their Affiliates with respect to the Transactions (or any other similar strategic alternative review process), and (b) sale-related bonuses or compensation (including sale bonuses, transaction bonuses, change of control payments, phantom equity (and other equity and equity-based awards) and similar payments payable by the Company or one of its Subsidiaries to the Seller, any Affiliate of the Seller, or any current or former director, officer, employee, or individual independent contractor that becomes due and payable as a result of the consummation of the Transactions (including any severance or other payments arising as a result of the occurrence of one or more additional post-Closing events under so called “double-trigger” arrangements)) and any Incremental Employer Payroll Taxes required to be paid in connection therewith, in the case of each of (a) and (b) to the extent incurred prior to the Closing and that remain unpaid as of immediately prior to the Closing. In no event shall the “Transaction Expenses” or “Indebtedness Amount” be deemed to include any fees, liabilities and expenses to the extent incurred by or at the direction of the Purchaser or any of its Subsidiaries or otherwise relating to (i) the Purchaser’s or any of its Subsidiaries’ or Affiliates’ breach of this Agreement or the other agreements contemplated hereby, (ii) the Purchaser’s or any of its Subsidiaries’ or Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the Transactions, (iii) any other liabilities or obligations incurred or arranged by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates in connection with the Transactions (including any fees payable to any financing institution or the Company’s Representatives on behalf of the Purchaser or any of its Subsidiaries or Affiliates) on or after the Closing, (iv) any post-Closing agreements, plans or arrangements between or among the Purchaser’s or any of its Subsidiaries or Affiliates, on the one hand, and the Company or its Subsidiaries or Representatives, on the other hand, (v) the Escrow Agent or the Escrow Account, (vi) any consent or approvals or (vii) any Transfer Taxes that the Purchaser is responsible for in accordance with Section 9.6.
“Transaction Tax Deductions” means any Tax losses or deductions that would result from or be attributable to the Transactions, regardless of by whom paid and whether or not paid prior to the Closing, including but not limited to: (i) all fees, expenses and interest (including amounts treated as interest for Tax purposes and any write-off of unamortized or deferred financing fees, costs and expenses) incurred by the Company or its Subsidiaries with respect to the payment of Indebtedness, (ii) any bonuses, change in control payments, severance payments, retention payments (or similar amounts) made by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and (iii) any transaction costs (including Transaction Expenses) incurred or economically borne or paid by the Company or any of its Subsidiaries. For the avoidance of doubt, the Parties hereto agree that no less than 70% of any success-based fees are deductible for U.S. federal income Tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB 746, and are included in the calculation of Transaction Tax Deductions.
“Transactions” means, collectively, the transactions contemplated by this Agreement to occur at the Closing.
“Transfer Taxes” shall have the meaning set forth in Section 9.6.
“Treasury Regulations” means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Valuation Firm” means Kroll or, if such firm is not willing to or cannot serve as the Valuation Firm as contemplated hereby, another firm with similar capabilities and reputation to such firm that is selected by the Seller (with the consent of the Purchaser, such consent not to be unreasonably withheld or delayed).
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.
Section 10.16    Interpretation.
(a)When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word “shall” denotes a directive and obligation, and not an option. As used in this Agreement “willful breach” shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause a breach. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if the Company, the Seller or a Person acting on its or their behalf posts a document to the online data room for Project Shoreline hosted by Datasite on behalf of the Seller, the Company and/or its Subsidiaries, such document shall be deemed to have been “delivered”, “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Seller and the Company, as applicable if posted at least one day prior to the date of this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. For the avoidance of doubt, “to the extent” means “the degree to which” and shall not be construed to mean “if” or to create or imply any condition precedent. As used in this Agreement, the terms “reasonable best efforts” and “commercially reasonable efforts” are intended to have the same meaning.
(b)The Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more of the covenants contained in Article VI, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that such information is reasonably applicable. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be deemed to constitute, representations, warranties or covenants of the Parties, except as (and solely to the extent) expressly set forth in the Agreement.
(c)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in the Disclosure Schedule or any Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
Section 10.17 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions (except as otherwise agreed to in writing by such Non-Recourse Party). Each obligation of each Party under this Agreement is a several (and not joint) obligation and no Party shall be liable for any other Party’s breach hereof, provided, however, that (i) no Party shall be relieved or released from any liabilities or damages arising out of its Fraud and (ii) following the Closing, the Company unconditionally guarantees to the Seller the full and prompt performance by the Purchaser of its obligations under this Agreement.
Section 10.18 Provision Respecting Legal Representation. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP (“Retained Counsel”) may serve as counsel to the Seller and each of the Seller’s members, shareholders, partners and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Retained Counsel (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such prior representation of the Company and its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. The Purchaser further agrees, on its own behalf and on behalf of its Affiliates, including the Company and its Subsidiaries following the Closing, that in the event the Seller assumes the defense of a third party claim brought against the Company or one of its Subsidiaries, notwithstanding that Retained Counsel may be representing the Company and its Subsidiaries in connection with such third party claim, the Purchaser waives any claim of conflict of interest with respect to Retained Counsel’s representation of the Seller Group in connection with any dispute between the Purchaser and the Seller, including in connection with disputes under this Agreement, other than any dispute related to the third party claim itself. Each of the Parties to this Agreement hereby irrevocably acknowledges and agrees that (a) all communications prior to the Closing between the Company and its Subsidiaries and the Seller Group, on the one hand, and their external legal counsel, including but not limited to Retained Counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Company, its Subsidiaries and the Seller Group and such counsel (collectively, the “Privileged Communications”) and property of the Seller Group, (b) the attorney-client privilege and the expectation of client confidence belongs to the Seller Group and may be controlled by the Seller and shall not pass to or be claimed by the Purchaser or the Company or its Subsidiaries, and (c) from and after the Closing none of the Purchaser, the Company, its Subsidiaries, or any Person purporting to act on behalf of or through the Company or its Subsidiaries, will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. As to any such Privileged Communications prior to the Closing Date, the Purchaser, the Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving any of the Parties or their Affiliates or Representatives after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the

Company or any of their Subsidiaries and a third party other than a Party after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Retained Counsel to such third party; provided that the Company or its Subsidiaries may not waive such privilege without the prior written consent of the Seller.
Section 10.19 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party to any such agreement, each other party thereto shall re–execute original forms thereof and deliver them to all other applicable parties. No party to any such agreement shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
Section 10.20    Parent Guarantee.
(a)Parent hereby unconditionally and irrevocably and as a primary obligation (and not as surety only) guarantees to the Seller and the Company that the Purchaser shall pay in full when due any and all amounts payable by the Purchaser and perform all of its obligations under this Agreement and assume all of the liabilities of the Purchaser to the Seller and the Company under this Agreement, in each case, in accordance with the terms hereof (the “Guaranteed Obligations”). If the Purchaser fails or refuses to pay or perform any such obligations and liabilities when due for performance or payment in accordance with the terms hereof, Parent shall, without any notice or demand whatsoever, immediately pay or perform such obligations, as applicable. Parent agrees that this guarantee constitutes a guaranty of payment when due and not of collection. Parent hereby expressly waives (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, any requirement that any Party exhaust any right, power or remedy or proceed against the Purchaser under this Agreement or any other agreement referred to herein and any other circumstance or any existence of or reliance on any representation by the Company or the Seller that might otherwise constitute a defense available to, or discharge of, Parent or any other guarantor or surety. Subject to Section 10.20(f) below, the obligations under this Section 10.20 shall survive the Closing and/or a termination of this Agreement and continue in full force and effect thereafter.
(b)There shall be no conditions precedent to the enforcement of this Section
10.20 (other than as a result of defenses to the payment of any such payment obligations that would be available under this Agreement to the Purchaser and such legal or equitable defenses that are available to the Purchaser under the terms of this Agreement or applicable Law with respect to the Guaranteed Obligations). The Guaranteed Obligations shall not be subject to release or discharge, in whole or in part and shall not be affected by (a) the failure or delay of the Company or Seller to assert any claim or demand or to enforce any right or remedy against the Purchaser or Parent,

(b) the addition, substitution or release of any Person now or hereinafter liable with respect to the Guaranteed Obligations, (c) any change in corporate existence, structure or ownership of Parent or the Purchaser, the Seller, the Company or any other Person, (d) the existence or adequacy of any other means or sources the Seller or the Company may have of obtaining payment related to the Guaranteed Obligations, (e) any suretyship defense of Parent, (f) any defense or set-off, counterclaim or recoupment, (g) any invalidity, illegality or unenforceability of this Guarantee, and (h) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting the Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations. Except as otherwise expressly set forth herein, the obligations of Parent hereunder shall be continuing, absolute and unconditional and such obligations shall be binding upon Parent, its successors and assigns and inure to the benefit of, and be enforceable by, the Company (but with respect to the Company, not after the Closing) and the Seller and their successors and permitted assigns.
(c)Subject to the other provisions herein, this Section 10.20 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by a Party for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Purchaser, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Purchaser or any substantial part of its property, or otherwise, all as though such payments had not been made. Except for those set forth in Section 10.20(a), Parent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Company and/or the Seller with respect to the Guaranteed Obligations, as the case may be, except for those available to the Purchaser under this Agreement. Notwithstanding anything to the contrary herein (but subject to Section 10.20(a)), the obligations of Parent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement,
(ii) any furnishing or acceptance of security or exchange or release of any security or (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to the Purchaser or any change in the structure of the Purchaser.
(d)Parent irrevocably consents to and acknowledges that all actions (whether at Law, in contract, or in tort) that may be based upon, arise out of, or relate to this Agreement and this Section 10.20 will be subject to the terms of Section 10.10 and Section 10.12, and thus, for the avoidance of the doubt, governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Parent irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.10 in any such action or proceeding by mailing copies thereof by overnight courier service to Parent’s address set forth in Section 10.13 with a signed delivery confirmation and copy to counsel in accordance with Section 10.13. However, the foregoing shall not limit the right of a Party to effect service of process on Parent by any other legally available method or the right to object to any service of process that is not legally effective.

(e)Parent hereby represents and warrants to the Company and Seller that (i) it is a corporation, validly existing under the laws of Georgia, and it has all power and authority to execute, deliver and perform its obligations under this Section 10.20; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the Company and Seller, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (iv) the execution, delivery and performance by Parent of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (A) violate any provision of Law to which Parent is subject,
(B) violate any order that is applicable to Parent or (C) conflict with or result in a breach of the provisions of or the creation of any Lien under, or constitute a default or create a right of acceleration, termination or amendment under the governing documents of Parent and (v) it has sufficient cash or other sources of immediately available funds to make payment of the Guaranteed Obligations.
(f)Subject to Section 10.20(c), the Seller and the Company acknowledge and agree that the Guarantee will expire with no further action by or on behalf of any Person and will have no further force or effect, and that none of them will have no rights hereunder, on or after the date that all of the Guaranteed Obligations have been performed, paid or fulfilled, as applicable, following the Closing and determination of the Final Purchase Price and, if applicable, the making of any payment required by the Purchaser pursuant to Section 2.3(a).
[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Unit Purchase Agreement to be duly executed and delivered as of the date first above written.
P-SQUARED, LLC
/s/ Joseph M. Loughran
By: Joseph M. (Trey) Loughran, III
Its: Chief Executive Officer

PURCHASING POWER PARENT, LLC
/s/ Joseph M. Loughran
By: Joseph M. (Trey) Loughran, III
Its: Chief Executive Officer

Signature Page to Unit Purchase Agreement

Docusign Envelope ID: 177CAE42-E3E6-404A-A5C0-BF2334FB1BC7

IN WITNESS WHEREOF, the Parties have caused this Unit Purchase Agreement to be duly executed and delivered as of the date first above written.
P-SQUARED, LLC

By:     Its:

PURCHASING POWER PARENT, LLC

By:     Its:

PROG BEACH, LLC

By:/s/ Todd King     Name: Todd King
Its: Secretary

PROG HOLDINGS, INC.

By: /s/ Todd King     Name: Todd King
Its: Chief Legal and Compliance Officer

Signature Page to Unit Purchase Agreement

Exhibit A
Form of Unit Assignment
See attached.

UNIT ASSIGNMENT
FOR VALUE RECEIVED, Purchasing Power Parent, LLC, a Delaware limited liability company (the “Seller”), hereby (i) sells, assigns and transfers unto PROG Beach, LLC, a Delaware limited liability company (the “Purchaser”), all of the issued and outstanding Units (as defined in the Limited Liability Company Agreement of P-Squared, LLC, a Delaware limited liability company (the “Company”)) of the Company, owned or held by the Seller, and (ii) irrevocably constitutes and appoints each officer and authorized person of the Company as attorney-in-fact, with full power of substitution in the premises, and transfer agent of the above issuing company to transfer the above-specified Units on its books. This Unit Assignment has been executed and delivered pursuant to that certain Unit Purchase Agreement, dated as of December 1, 2025 (as amended, restated or otherwise modified from time to time, the “Agreement”) by and among the Purchaser, the Company, the Seller, and PROG Holdings, Inc., a Georgia corporation. This Unit Assignment is subject in all respects to the terms of the Agreement and, in the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.
Date: [ñ]

[Signature on following page]

IN WITNESS WHEREOF, the undersigned has executed this Unit Assignment as of the date last written above.

PURCHASING POWER PARENT, LLC

By:      Name:
Its:

[Signature Page to Unit Assignment of Purchasing Power Parent, LLC]

Exhibit B
Rules of Engagement for Valuation Firm
See attached.

Final Form

Exhibit B
Rules of Engagement for Valuation Firm
If the Valuation Firm is engaged pursuant to Section 2.2(d), the Purchaser and the Seller will instruct the Valuation Firm to analyze and resolve the dispute between the Parties in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Valuation Firm will be required to review and commit to acting in accordance with), it being understood that the Valuation Firm’s mandate is limited solely to disputed items submitted by the Parties and, in resolving any such disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Preliminary Statement or an Objections Statement, as provided in Section 2.2:
Timetable
The timetable for these proceedings will be governed by the following procedures:
•As promptly as practicable and not later than thirty (30) days after the Valuation Firm has been engaged, the Purchaser shall forward a copy of the Preliminary Statement to the Valuation Firm, and the Seller shall forward a copy of the Objections Statement to the Valuation Firm, together with, in each case, a written memorandum (which may include exhibits that support the items remaining in dispute) setting forth their respective positions of all unresolved disputed items in the Preliminary Statement or Objections Statement, as the case may be, in accordance with Section 2.2(d) of this Agreement (each such memorandum, an "Initial Report"). Initial Reports may be submitted electronically (via email or secure data room); one hard copy shall be provided upon request of the Valuation Firm.
•Within one (1) Business Day upon receipt of both the Purchaser's and the Seller's Initial Reports, the Valuation Firm will distribute to the Purchaser and the Seller a copy of the other party's Initial Report by email or secure data room.
•Within twenty-one (21) days of receiving the other party's Initial Report from the Valuation Firm, each of the Purchaser and the Seller may (but shall not be required to) submit to the Valuation Firm copies of a written memorandum responding to the Initial Report submitted to the Valuation Firm by the other party (each such memorandum, a "Rebuttal Report"). Any Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report, and no party may introduce new arguments or rely on new information in the Rebuttal Report that were not part of such party's Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other party in its Initial Report. Rebuttal Reports may be submitted electronically (via email or secure data room); one hard copy shall be provided upon request of the Valuation Firm.

•If a Party fails to submit an Initial Report or a Rebuttal Report within the applicable deadline, such Party will be deemed to have waived that submission, and may not thereafter introduce arguments or information that reasonably should have been included in such missed submission, except to the limited extent necessary to respond to Valuation Firm questions under the procedures below.
•If either party submits a Rebuttal Report, the Valuation Firm will distribute to the Purchaser and the Seller, as applicable, a copy of the other party's Rebuttal Report within one (1) Business Day upon receipt of either a Rebuttal Report or a notice waiving the right to file such report from both the Purchaser and the Seller, by email unless otherwise requested.
•At any time before or within fifteen (15) days after the submission of the Initial Reports or any Rebuttal Reports by the Purchaser and the Seller, the Valuation Firm may submit written questions to either party following the procedures set forth below in the Section titled "Submission of Questions by the Valuation Firm."
•Upon receipt of a Rebuttal Report or notice waiving the right to file such report from both the Purchaser and the Seller and receipt of all responses to any written questions submitted by the Valuation Firm (and responses thereto), the Valuation Firm will issue a report containing its findings with itemized determinations as to each disputed item, including supporting calculations and a statement that its determinations are made in accordance with the Accounting Principles and other applicable provisions of the Agreement, within fifteen (15) days after the later of the date at which the Valuation Firm receives (i) both the Purchaser's and the Seller’s Rebuttal Reports, or notice waiving the right to file such report, as applicable, or (ii) responses from the Parties to the written questions submitted by the Valuation Firm in accordance with the procedures and timeline set forth below in the Section titled "Submission of Questions by the Valuation Firm" (or, if responses to any written questions submitted by the Valuation Firm are not provided, upon the expiry of the applicable deadlines set forth below in the Section titled "Submission of Questions by the Valuation Firm"); provided that the Purchaser and the Seller shall not unreasonably withhold consent to a reasonable extension, as requested by the Valuation Firm. The Valuation Firm’s written determinations shall be final, binding and non‑appealable as provided in Section 2.2.
•Unless requested by the Valuation Firm in writing pursuant to the terms of the Section titled "Submission of Questions by the Valuation Firm", neither the Purchaser nor the Seller may present any additional information or arguments to the Valuation Firm, either orally or in writing.
•The Valuation Firm shall render its decision without conducting a hearing, provided that the Valuation Firm may, in its discretion, convene joint (non‑ex parte) conference calls or meetings limited to clarifying questions, with simultaneous participation by both Parties, and without permitting new arguments beyond those contained in written submissions.

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Submission of Questions by the Valuation Firm
After receiving both Initial Reports and Rebuttal Reports, if any, the Valuation Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the parties reasonably needed by the Valuation Firm in order to clarify or understand any position or argument made by a party in its Initial Report or Rebuttal Report, in which case the parties agree to cooperate with such requests (including by ensuring that the Valuation Firm is provided copies of all relevant records of the business in accordance with Section 2.2 of this Agreement) in the manner and procedural timing described in this paragraph, and to provide access to all workpapers and supporting schedules reasonably necessary for the Valuation Firm to evaluate the disputed items, subject to privilege and confidentiality restrictions under the Agreement.
If any such questions are addressed to only one (1) party, the Valuation Firm shall so specify and shall submit the questions to that party, with a copy to the other party to be delivered at substantially the same time. Once received, the party to whom the questions are addressed shall have five (5) Business Days to answer the Valuation Firm's questions, and shall provide a copy of its written answers, along with any supporting documentation, to the other party at the time they are provided to the Valuation Firm. In response thereto, the other party may, within five (5) Business Days, submit a response to such answer(s) to the Valuation Firm and shall provide a copy of such response, along with any supporting documentation, to the other party at the time such response is provided to the Valuation Firm.
If any such questions are addressed to both parties, each party shall have five (5) Business Days from the date of receipt to respond to the Valuation Firm and shall provide a copy of its written answers, along with any supporting documentation, to the other party at the time they are provided to the Valuation Firm. In response thereto, each party may, within five (5) Business Days, submit a response to the other party's answer(s) to the Valuation Firm and shall provide a copy of such response, along with any supporting documentation, to the other party at the time such response is provided to the Valuation Firm.
Adjustment of Time Periods
If the due date for any written submissions to be submitted to the Valuation Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.
Communication between the Valuation Firm and the Parties
The parties agree not to engage in any ex parte communication with the Valuation Firm.
The Valuation Firm will be required to include a representation in its engagement letter that it (i) has not discussed the disputed matter with either party prior to its joint retention by the parties and
(ii) has disclosed to the parties any circumstances that may give rise to an actual or apparent conflict of interest, and to include a covenant in its engagement letter not to engage in ex parte communications with either party throughout the course of the engagement.

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The engagement letter will specifically require the Valuation Firm to review Section 2.2 of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of the

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Purchaser, the Seller or the Valuation Firm. Any substantive communication with the Valuation Firm shall be (A) in writing with simultaneous service on the other Party, or (B) in a joint session convened by the Valuation Firm pursuant to the “Timetable” section above.
Nature of Review by Valuation Firm
The Valuation Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the terms of this Agreement and this Exhibit B.
The Valuation Firm shall agree that between the time the Seller delivered the Objection Statement to the Purchaser and the date of engagement of the Valuation Firm, the Purchaser and the Seller may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Valuation Firm's engagement in the dispute. The Valuation Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.
Confidentiality
With respect to any information supplied in connection with the Valuation Firm's engagement and designated by either party as confidential, or which either party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect such confidential information in a reasonable and appropriate manner, and use such confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently-developed without reference to such confidential information, or (v) disclosed pursuant to legal requirement or order; provided, however, that nothing in this paragraph shall affect any other confidentiality restriction covering the categories of information listed herein. Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Valuation Firm without being made available to all parties hereto in accordance with the requirements of this Agreement and this Exhibit B. The Valuation Firm shall keep confidential the fact that it has been retained to resolve a dispute relating to this Agreement, that it is involved in the dispute, and any information relating to the dispute, including their determination of the computation of the Closing Purchase Price, including each of the components thereof.
At the conclusion of the engagement contemplated hereby, any confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party.
Other Procedural Matters
Procedural matters for the resolution of disputes under Section 2.2 of the Agreement, other than as specified herein, will be determined by the Valuation Firm in consultation with the Purchaser

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and the Seller; provided, however, that any such procedural matters shall in all cases be consistent with the terms of this Agreement and this Exhibit B.

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Exhibit C
Form of Escrow Agreement
See attached.

Final Form Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this [•] day of [•], 2026, by and among Acquiom Clearinghouse LLC (the “Escrow Agent”), PROG Beach, LLC, a Delaware limited liability company (“Purchaser”) and Purchasing Power Parent, LLC, a Delaware limited liability company (the “Seller” and together with Purchaser, the “Parties”). As between the Parties, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Purchaser and the Seller have entered into that certain Unit Purchase Agreement, dated as of December 1, 2025 (the “Purchase Agreement”), by and among the Seller, Purchaser, P-Squared, LLC, a Delaware limited liability company, and PROG Holdings, Inc., a Georgia corporation.
WHEREAS, Purchaser and the Seller desire for the Escrow Agent to act as escrow agent of the Escrow Funds (defined below), and Escrow Agent is willing to act in such capacity subject to the terms and conditions hereof; and

WHEREAS, Schedule I to this Escrow Agreement sets forth the wire transfer instructions for the Escrow Account.
NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.Terms and Conditions

1.1. Purchaser and the Seller hereby appoint the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts its duties as provided herein. The initial escrow deposit will be an amount equal to $2,000,000 (the "Escrow Amount").
1.2 At the Closing, Purchaser shall deposit, or cause to be deposited, the Escrow Amount to an account (the “Escrow Account”), using the wire instructions set forth on Schedule I, to be held, disbursed and invested as provided in this Escrow Agreement. All amounts held in the Escrow Account, including the Escrow Amount and any dividends, interest, distributions and other income received in respect thereof, less any distributions thereof in accordance with the Purchase Agreement and this Escrow Agreement, are hereinafter referred to as the "Escrow Funds."

1.3. Within two Business Days of receipt of joint written instructions (“Joint Instructions”), signed by an authorized representative of each of Purchaser and the Seller (a list of whom is provided in Exhibit A-1 and Exhibit A-2) (each, an "Authorized Representative"), the Escrow Agent shall disburse funds held in the Escrow Account as instructed in such Joint Instructions, but only to the extent that funds are collected and available. The Joint Instructions shall (a) include the amount to be disbursed and (b) identify the party herein to whom the disbursement shall be made. Disbursements shall be made in accordance with the payment instructions set forth in such Joint Instructions. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section
4.4 is authorized or required by law or executive order to remain closed.

1.4 Within two Business Days of receipt of written instructions signed by an Authorized Representative of the prevailing party that instructs the Escrow Agent as to the disbursement of some or all of the funds held in the Escrow Account, which is given to effectuate an attached final non-appealable order of a court of competent jurisdiction, accompanied by a written certification of counsel of the prevailing party that such judgment or decree is final and not subject to any further appeal or proceedings, a copy of which is delivered to the Escrow Agent by either the Authorized Representative of the Seller or Purchaser, as applicable, the Escrow Agent shall disburse funds held in the Escrow Account as instructed in such written instructions, but only to the extent that funds are collected and available.
II.Provisions as to the Escrow Agent

1.1.This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct, gross negligence, fraud or bad faith. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Except to the extent arising from the Escrow Agent's fraud, bad faith, willful misconduct or gross negligence, the Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement and believed by the Escrow Agent to be genuine. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time, including without limitation, its call-back procedures. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to such security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement (except to the extent the Escrow Agent is found liable for willful misconduct, gross negligence, fraud or bad faith). The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.
1.2.This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Purchaser and the Seller in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Purchaser and the Seller, or either of them, including, without limitation, the Purchase Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

1.3.The Escrow Agent shall be protected in acting upon any written instruction, notice, request or instrument, in each case, if signed and delivered by an Authorized Representative of Purchaser or the Seller, which the Escrow Agent reasonably and in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

1.4.The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the written legal advice of such counsel

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(except to the extent that such actions are found to be the result of the Escrow Agent's willful misconduct, gross negligence, fraud or bad faith).
1.5.In the event of any disagreement between Purchaser and the Seller, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, reasonably and in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of Purchaser and the Seller and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Purchaser and the Seller and all other interested parties, and the Escrow Agent shall have been notified thereof in writing signed by Purchaser and the Seller. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies and, except for the Escrow Agent's willful misconduct, gross negligence, fraud or bad faith, it shall not be liable to any of the Parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The rights of the Escrow Agent in this paragraph are cumulative of all other rights which it may have by law or otherwise.

1.6.Purchaser and the Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all reasonable and documented losses, liabilities, expenses and costs (including, without limitation, reasonable, documented and out-of-pocket attorneys’ fees and expenses) arising out of or in connection with this Escrow Agreement; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to (i) losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s gross negligence, willful misconduct, bad faith or fraud and (ii) taxes imposed on the net income, profits or gains of the Escrow Agent. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

1.7.Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act; provided that the Escrow Agent shall give each of Purchaser and the Seller prompt written notice of such merger, consolidation or transfer.
1.8.The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing prior written notice to Purchaser and the Seller. The Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent signed by each of the Parties hereto. In either event, such resignation or removal shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Purchaser and the Seller shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to

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the date such resignation or removal is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all Escrow Funds delivered hereunder and the Escrow Agent shall

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thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.
III.Compensation of the Escrow Agent

3.1. Purchaser and the Seller shall pay the fees for the services provided by the Escrow Agent hereunder in equal proportions in accordance with invoices provided by the Escrow Agent, consistent with the fees set forth on Exhibit B attached hereto. The Escrow Agent is hereby granted the right to set off and deduct any unpaid fees and unsatisfied indemnification rights from the Escrow Fund that remain unpaid for a period of thirty (30) days after providing Purchaser and the Seller with an invoice for such amounts.

IV.Miscellaneous

4.1. During the term of this Escrow Agreement, the Escrow Fund shall be deposited as indicated in Exhibit B. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment. Any interest will accrue on Escrow Fund deposits beginning the day immediately following the day Escrow Fund deposits are received, based on the daily average balances of Escrow Funds so held in the Escrow Account. Any interest will be credited monthly and become part of the Escrow Fund. Deposits into the Escrow Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal, and are not secured. Escrow Agent or its affiliates may receive compensation from third parties based on balances deposited in the Escrow Account.

1.2Purchaser and the Seller agree that, subject to the terms and conditions of this Escrow Agreement, the owner of the Escrow Funds is the Purchaser and all interest and income from the investment of the funds shall be reported as having been earned by Purchaser as of the end of the calendar year in which it was earned, whether or not such income was disbursed during such calendar year, to the extent required by the United States Internal Revenue Service (“IRS”). The Escrow Agent shall be deemed a payor of any interest or other income paid upon investment of the Escrow Account for purposes of performing tax reporting. With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed a payor and shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Parties. On or before the execution and delivery of this Escrow Agreement, each of Purchaser and Seller shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or Form W-8, whichever is appropriate or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS or other U.S. tax authority by the Escrow Agent, as escrow agent hereunder, or by the institution where the Escrow Account is held, the Escrow Agent shall have no duty to prepare or file any U.S. federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon, except as otherwise required by applicable
U.S. law. Purchaser and the Seller, jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or

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expense that may be assessed against the Escrow Agent on or with respect to the funds deposited under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment,

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interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence, willful misconduct, fraud or bad faith of the Escrow Agent. As solely between Purchaser and the Seller, notwithstanding the joint and several liability of Purchaser and the Seller under this Section 4.2, any indemnification obligations of Purchaser and the Seller under this Section 4.2 shall be borne 50% by Purchaser and 50% by the Seller. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

1.3The Escrow Agent shall provide monthly reports of transactions and balances to Purchaser and the Seller as of the end of each month, until the disbursement of all Escrow Funds. This Escrow Agreement shall automatically terminate upon the final disbursement of all Escrow Funds.
1.4.Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered
(i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and electronic confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to the Escrow Agent:

Acquiom Clearinghouse LLC 950 17th Street, Suite 1400
Denver, CO 80202 Attn: Aaron R. Soper
Email: asoper@srsacquiom.com With a required copy to:
Acquiom Clearinghouse LLC 950 17th Street, Suite 1400
Denver, CO 80202
Facsimile: (720) 554-7828
Email: escrowagent@srsacquiom.com If to Purchaser:
c/o PROG Holdings, Inc. 256 W. Data Drive Draper, Utah 84020
Attention: Chief Legal and Compliance Officer Email: todd.king@progholdings.com

With a copy to:

King & Spalding LLP

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1180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309

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Attention: Cal Smith and John Anderson
Email: calsmith@kslaw.com; john.anderson@kslaw.com If to the Seller:
Purchasing Power Parent, LLC c/o Flexpoint Ford, LLC
676 N. Michigan Ave., Suite 3300
Chicago, Illinois 60611
Attention: Dominic Hood; Phil Purcell
Email: dhood@flexpointford.com; ppurcell@flexpointford.com With a copy to:
Kirkland & Ellis LLP 333 W. Wolf Point Plaza Chicago, Illinois 60654
Attention: Mark A. Fennell, P.C.; Justin L. Joffe
Email: mark.fennell@kirkland.com; justin.joffe@kirkland.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

1.5.This Escrow Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Escrow Agreement, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

1.6.With respect to any and all suits, actions or proceedings arising directly or indirectly out of or otherwise relating to this Escrow Agreement or the transactions contemplated hereby, jurisdiction and venue in any suit, action or proceeding brought by any party hereto pursuant to this Escrow Agreement or the transactions contemplated hereby shall properly and exclusively lie in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, if the federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any other state court within the State of Delaware), and any state appellate court therefrom within the State of Delaware. Each party hereto also agrees not to bring any suit, action or proceeding arising out of or relating to this Escrow Agreement or the transactions contemplated hereby in any other court (other than upon the appeal of any judgment, decision or action of any such court located in the State of Delaware or, as applicable, any federal appellate court that includes the State of Delaware within its jurisdiction). By execution and delivery of this Escrow Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such suit, action or proceeding. The parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the parties hereto further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 4.4 of this Escrow Agreement. Nothing in this Escrow Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

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1.7.EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ESCROW AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.7. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LITIGATION WHICH MAY ARISE OUT OF OR RELATE TO THIS ESCROW AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS ESCROW AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM IN ANY SUCH LITIGATION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE).

1.6.The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

1.7.If any provision of this Escrow Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

1.8.This Escrow Agreement is for the sole benefit of the Indemnified Parties, Purchaser, the Seller and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through its affiliates, agents, attorneys, custodians or nominees.

1.9.No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
4.10 Following the public announcement of the transactions contemplated by the Purchase Agreement, the Escrow Agent may reference the parties as clients and disclose that it is serving as the escrow agent in connection herewith.

1.11.All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.
1.12.This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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1.13.Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

ACQUIOM CLEARINGHOUSE LLC, as the Escrow Agent

By:     Name:
Title:

Signature Page to Escrow Agreement

PROG BEACH, LLC

By:     Name:
Title:

Signature Page to Escrow Agreement

Purchasing Power Parent, LLC

By:     Name:
Title:

Signature Page to Escrow Agreement

Purchaser:
Bank Name: ABA #:
Account Name: Account #:

Seller:
Bank Name: ABA #:
Account Name: Account #:

SCHEDULE I
WIRE TRANSFER INSTRUCTIONS

Escrow Account:
[Citizens Bank
1 Citizens Bank Drive Riverside, RI 02915
ABA #011-500-120 SWIFT CODE: CTZIUS33
Credit: Citizens Bank NA fbo Acquiom Clearinghouse Escrow Clients Acct #1339477782
For further Credit: Project Shoreline Attn: Aaron Soper/Logan Romero]

EXHIBIT A-1

Certificate of Incumbency (List of Authorized Representatives)

Client Name: PROG Beach, LLC

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

*The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

Name    Title    Signature    Contact Number    Secondary
Contact Number

Email

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:*

    .
Date

By:     Name:
Title:

*The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

EXHIBIT A-2

Certificate of Incumbency (List of Authorized Representatives)

Client Name: Purchasing Power Parent, LLC

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

*The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

Name    Title    Signature    Contact
umber

Secondary Contact Number

Email

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:*
    .
Date

By:     Name:
Title:

*The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Acceptance Fee:    WAIVED

Initial Fees as they relate to Acquiom Clearinghouse LLC acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Annual Administration Fee    $3,500

For ordinary administrative services by Escrow Agent – includes daily routine account management; interest tracking; monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and delivery of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.

Acquiom Clearinghouse LLC’s bid is based on the following assumptions:

•Number of Escrow Accounts to be established: One (1)
•Estimated Term: 12 Months
•Remain uninvested in an account at Citizens Bank

Out-of-Pocket Expenses:    Billed At Cost

Exhibit D Allocation Schedule
For purposes of the preliminary allocation described in Section 9.9(a), the Tax Purchase Price shall be allocated 69.80% to PPH and 30.20% to FPF.

Asset Category	Allocation
Class I (Cash and Deposit Accounts)	The amount reflected for such assets in the Preliminary Statement as finally determined pursuant to Section 2.2(c).
Class II (Actively Traded Personal Property)	The amount reflected for such assets in the Preliminary Statement as finally determined pursuant to Section 2.2(c).
Class III (Accounts Receivable)	The amount reflected for such assets in the Preliminary Statement as finally determined pursuant to Section 2.2(c).
Class IV (Inventory)
The amount reflected for such assets in the Preliminary Statement as finally determined pursuant to Section 2.2(c) and if none, the amount equal to the Company’s net book value for such assets as of the Closing Date.

Class V (Any Other Assets (other than Section 197 Intangibles))	The amount equal to the net book value of such assets as of the Closing Date.
Class VI (Section 197 Intangibles)
The amount reflected for such assets in the Preliminary Statement as finally determined pursuant to Section 2.2(c) and if none, the amount equal to the Company’s net book value for such assets as of the Closing Date.

Class VII (Goodwill and Going-Concern Value)	The remaining amount to be allocated after making all of the allocations set forth above.